Exhibit 10.13
EXECUTION VERSION
CONFIDENTIAL

AMENDED AND RESTATED
MEMBERSHIP INTEREST AND ASSET PURCHASE
AGREEMENT
by and among
OFM II OVATION MANAGEMENT LLC,
OVATION PARTNERS, LP
and
MOUNT LOGAN CAPITAL INC.
Dated as of May 2, 2023

THIS FORM OF AGREEMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE PARTIES. THIS FORM OF AGREEMENT IS NOT INTENDED TO CREATE, NOR WILL IT CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE. THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH PARTY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO REJECT ANY AND ALL PROPOSALS MADE WITH REGARD TO THE POTENTIAL TRANSACTION, AND TO TERMINATE DISCUSSIONS AND NEGOTIATIONS AT ANY TIME, IN SUCH PARTY’S OR ITS AFFILIATES’ SOLE AND ABSOLUTE DISCRETION AND WITHOUT GIVING ANY REASON THEREFOR.

TABLE OF CONTENTS
Page
Article I CERTAIN DEFINITIONS    3
1.1.    Certain Definitions    3
1.2.    Interpretation.    15
Article II THE PURCHASE AND SALE    16
2.1.    Purchase of Transferred Interests and Acquired Assets.    16
2.2.    Closing    16
2.3.    Payment of Purchase Price    16
2.4.    Adjustments to the Purchase Prices.    17
2.5.    Closing Deliverables.    20
2.6.    Withholding    20
Article III REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES    21
3.1.    Organization; Authority and Enforceability; No Conflict; Consents.    21
3.2.    Absence of Certain Developments    23
3.3.    Absence of Undisclosed Liabilities    23
3.4.    Compliance with Laws; Authorizations.    23
3.5.    Legal Proceedings    24
3.6.    Taxes.    25
3.7.    Title to Transferred Interests and Acquired Assets    27
3.8.    Contracts    27
3.9.    Related Party Transactions    27
3.10.    Additional AIF Funds Representations    28
3.11.    Vote Required    30
3.12.    Brokers    30
3.13.    Investor Status.    30
3.14.    Insurance    31
Article IV REPRESENTATIONS AND WARRANTIES OF BUYER    32
4.1.    Organization; Authority and Enforceability; No Conflict; Consents.    32
4.2.    Legal Proceedings    33
4.3.    Buyer Stock    33
4.4.    Financial Statements    33
4.5.    Filings    34
4.6.    Brokers    34
Article V COVENANTS AND AGREEMENTS    34
5.1.    Reasonable Best Efforts; Further Assurances.    34
5.2.    Access and Information    36
5.3.    Conduct of Business.    36
    i

5.4.    AIF Fund Matters.    39
5.5.    Confidentiality.    40
5.6.    Exclusivity Matters.    41
5.7.    Public Announcements.    41
5.8.    Tax Matters.    42
5.9.    Release.    44
5.10.    Notification of Certain Matters    45
5.11.    Employee Transition.    45
5.12.    Lock-Up    46
5.13.    Resale of Buyer Stock    47
5.14.    Redemptions    47
5.15.    AIF Funds Indemnity    47
5.16.    Director and Officer Indemnification.    47
5.17.    Reserved.    48
5.18.    CT Litigation Matter    48
5.19.    Whitney Line of Credit    48
5.20.    Reserved.    48
5.21.    Shared Services Agreement    48
Article VI CONDITIONS TO CLOSING    49
6.1.    Mutual Conditions    49
Article VII SURVIVAL AND INDEMNIFICATION    49
7.1.    Survival    49
7.2.    Indemnification by the Seller Parties    49
7.3.    Indemnification by Buyer    49
7.4.    Limitations.    50
7.5.    Claims.    51
7.6.    Treatment as Purchase Price Adjustment    53
Article VIII TERMINATION    53
8.1.    Termination    53
8.2.    Effect of Termination    53
8.3.    Reserved.    53
Article IX MISCELLANEOUS    53
9.1.    Notices    53
9.2.    Expenses    55
9.3.    Reserved.    55
9.4.    Governing Law; Jurisdiction    55
9.5.    Assignment; Successors and Assigns; No Third Party Rights    56
9.6.    Counterparts    56
9.7.    Titles and Headings    56
9.8.    Entire Agreement    56
    ii

9.9.    Severability    56
9.10.    Specific Performance    57
9.11.    Amendments; Waiver.    57

ANNEXES AND EXHIBITS
Exhibit A    Forms of Amended and Restated Limited Partnership Agreements
Exhibit B    Forms of New Investment Advisory Agreements
Exhibit C    Allocation Methodology

    iii

AMENDED AND RESTATED MEMBERSHIP INTEREST
AND ASSET PURCHASE AGREEMENT
This AMENDED AND RESTATED MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of May 2, 2023 (the “Employee Transfer Date”), by and among (i) OFM II Ovation Management LLC, a Delaware limited liability company (“Seller”), (ii) Ovation Partners, LP, a Texas limited partnership (“Adviser” and, together with Seller, the “Seller Parties”), (iii) Mount Logan Capital Inc., an Ontario corporation (“Buyer”) and (iv) Mount Logan Management LLC, a Delaware limited liability company (the “New Adviser”). For purposes of this Agreement, the Seller Parties and Buyer may each be referred to as a “Party” and collectively as, the “Parties”. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in Section 1.1.
WHEREAS, on January 30, 2023, Seller, Adviser and Buyer entered into a Membership Interest and Asset Purchase Agreement (the “Original Agreement” and, as amended by this Amendment, this “Agreement”);
WHEREAS, Seller is the sole member of Ovation Fund Management II LLC, a Delaware limited liability company (the “Company”), and owns one hundred percent (100%) of the membership interest in the Company (the “Transferred Interests”);
WHEREAS, the Company is the general partner of the AIF Funds (as defined below);
WHEREAS, Adviser serves as the investment adviser to: (i) Ovation Alternative Income Fund LP, a Delaware limited partnership (“AIF Fund 1”), (ii) Ovation Alternative Income Master Fund LP, a Delaware limited partnership (“AIF Fund 2”), and (iii) Ovation Alternative Income Fund-A LP, a Delaware limited partnership (“AIF Fund 3”), pursuant to the terms, and subject to the conditions, of the applicable Existing Investment Advisory Agreements. Except as otherwise identified, each of AIF Fund 1, AIF Fund 2 and AIF Fund 3 may be referred to as an “AIF Fund”, and collectively as, the “AIF Funds”; any entities a majority or more of the voting securities of which are owned by the AIF Funds, “AIF Funds’ Subsidiaries” (the “Subsidiaries” of which, for the avoidance of doubt, does not have the same meaning as “Subsidiary” set forth in the Definitions section of this Agreement); and any assets held by the AIF Funds, “AIF Funds’ Assets”;
WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase and acquire from Seller, the Transferred Interests;
WHEREAS, Adviser desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase and acquire from Adviser, all books and records relating to each AIF Fund from Adviser, subject to the rights of Adviser to retain a copy of such books and records which shall be treated as Confidential Information (as defined below) pursuant to Section 5.5;
WHEREAS, in connection with and effective as of the Closing, (i) the Company, each AIF Fund, and the New Adviser, will enter into the New Investment Advisory Agreements which will replace the Existing Investment Advisory Agreements and (ii) the Existing Limited Partnership Agreements will be amended and restated as the Amended and Restated Limited Partnership Agreements;
WHEREAS, concurrently with or prior to the execution of this Amendment, each employee of Ovation Management Services, LLC, a Texas limited liability company (“Ovation EmployeeCo”), set forth on Schedule A-1 (the “Specified Employees”) has accepted an offer of employment with the New Adviser in accordance with the terms of the offer of employment;
WHEREAS, concurrently with the execution of this Amendment, each of the Adviser, Ovation EmployeeCo and New Adviser has entered into that certain Employee Leasing Agreement (the “Employee Leasing Agreement”);
WHEREAS, concurrently with the execution of this Amendment, Adviser, as tenant under the Hartland Lease assigned the Hartland Lease to Buyer;
WHEREAS, concurrently with the execution of this Amendment, Ovation Finance Holdings 5 LLC, certain guarantors, and BMO Harris Bank N.A. entered into the Second Amendment to Credit Agreement and Consent and certain other documents relating thereto; and
WHEREAS, concurrently with the execution of this Amendment, each Seller Party delivered to Buyer a certificate, signed by an executive officer of such Seller Party, dated as of the Employee Transfer Date, certifying that: (i) the Fundamental Representations contained in Article III are true and correct in all material respects as of the Employee Transfer Date as though such representations and warranties were made as of the Employee Transfer Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects only as of such date), (ii) the other representations and warranties contained in Article III are true and correct as of the Employee Transfer Date as though such representations and warranties were made as of the Employee Transfer Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date) (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect,” or words of similar import set forth therein, except in the case of Section 3.2(b)), except in each case for breaches or inaccuracies of such representations or warranties that would not, individually or in the aggregate or result in a Material Adverse Effect and (iii) such Seller Party has performed, in all material respects, all the covenants, obligations and agreements under this Agreement which are to be performed by it under the terms hereof at or prior to the Closing (the “Seller Party Bringdown Certificates”); and
WHEREAS, concurrently with the execution of this Amendment, Buyer delivered to Seller a certificate, signed by an executive officer of Buyer, dated as of the Employee Transfer Date, certifying that: (i) the Fundamental Representations contained in Article IV are true and correct in all material respects as of the Employee Transfer Date as though such representations and warranties were made as of the date of the Employee Transfer Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects only as of such date), (ii) all the other representations and warranties contained in Article IV are true and correct as of the Employee Transfer Date as though such representations and warranties were made as of the Employee Transfer Date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date) (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein), except in each case for breaches or inaccuracies of representations or warranties that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer to timely consummate the Transactions and (iii) Buyer shall have performed, in all material respects, all the covenants, obligations and agreements under this Agreement which are to be performed by it under the terms hereof at or prior to the Closing (other than the payment of the purchase price pursuant to Section 2.3 of this Agreement) (the “Buyer Bringdown Certificate”).
NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the Parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1.    Certain Definitions. As used herein, the following terms have the respective meanings set forth below.
“Advance” has the meaning set forth in Section 2.3.
“Acquired Assets” has the meaning set forth in Section 2.1(a).
“Action” means any action, claim, demand, suit, litigation, arbitration, proceeding, hearing, examination (other than routine investigations, examinations, requests, processes, industry “sweeps” or comparable items), audit or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, in law or in equity, by or before any Governmental Authority.
“Accounting Firm” has the meaning set forth in Section 5.1(c).
“Adjustment Report” has the meaning set forth in Section 2.4(c)(i).
“Adviser” has the meaning set forth in the preamble.
“Adviser 401(k) Plan” has the meaning set forth in Section 5.11(b).
“Adviser Employees” has the meaning set forth in Section 5.11(a).
“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person but, in the case of the Seller Parties, such definition shall not include the Excluded Affiliates.
“Agreement” has the meaning set forth in the preamble.
“AIF Funds” has the meaning set forth in the recitals hereto.
“AIF Funds’ Assets” has the meaning set forth in the recitals hereto.
“AIF Fund Documentation” means, with respect to each AIF Fund, all organizational or similar documents, offering memoranda, including supplemental advertising and marketing materials prepared by or on behalf of such AIF Fund and subscription, participation, capacity or other similar agreements in respect of, and all Side Letters relating to, such AIF Fund.
“AIF Fund Financial Statements” means, with respect to each AIF Fund, the following financial statements: (i) the audited statement of assets, liabilities and partners’ capital of such AIF Fund as of December 31, 2021, 2020 and 2019, and the related audited statements of operations, changes in partners’ capital, and cash flows for the years then ended, including in each case the notes thereto, and (ii) the unaudited consolidated statement of assets, liabilities and partners’ equity of such AIF Fund (including the AIF Funds’ Subsidiaries) as of September 30, 2022, and the related unaudited consolidated statements of revenue and expenses and changes in partners’ equity for the nine (9)-months then ended.
“AIF Funds’ Subsidiaries” has the meaning set forth in the recitals hereto.
“Amended and Restated Limited Partnership Agreements” means, collectively, (i) the proposed fifth amended and restated limited partnership agreement of AIF Fund 1 attached hereto as Exhibit A-1, (ii) the proposed fourth amended and restated limited partnership agreement of AIF Fund 2 attached hereto as Exhibit A-2 and (iii) the proposed fourth amended and restated limited partnership agreement of AIF Fund 3 attached hereto as Exhibit A-3, in each case, to be dated and effective as of the Closing Date.
“Authorizations” has the meaning set forth in Section 3.4(b).
“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and (ii) any other pension, deferred compensation, severance, profit sharing, bonus, equity or equity-based, severance, transaction bonus, change in control, retention, time off, vacation, health, dental, life insurance, disability or other group insurance plan, program, policy, arrangement or agreement (in each case whether funded or unfunded and whether or not subject to ERISA).

“Benefit Plan Investor” means any Person who is a partner in an AIF Fund that is subject to the fiduciary provisions of ERISA or the prohibited transaction rules of Section 4975 of the Code.
“Bill of Sale” has the meaning set forth in Section 2.5(a)(ii).
“BMO Credit Agreement” means that certain Credit Agreement dated September 2, 2021, by and among Ovation Finance Holdings 5 LLC (as the “Borrower”), the Guarantors, the Lenders (each, as defined therein) and BMO Harris Bank N.A. (as the “Administrative Agent”), and the related Loan Documents (as defined therein), as amended.
“Business” means solely the business of Adviser providing Investment Management Services to the AIF Funds pursuant to the Existing Investment Advisory Agreements and the business of the Company as the general partner to the AIF Funds, in each case prior to the Closing.
“Business Day” means any day other than Saturday, Sunday or a day on which financial institutions in New York, New York are authorized or required by Law to be closed.
“Business Records” means originals or copies of books, records, files, data and information in the possession or control of Adviser or its Affiliates, in each case, to the extent solely relating to the current operation of the Business (whether in hard copy or computer format); provided, however, that “Business Records” shall not include any Excluded Records.
“Buyer” has the meaning set forth in the preamble.
“Buyer Bringdown Certificate” has the meaning set forth in the recitals hereto.
“Buyer Financial Statements” means collectively, the audited annual consolidated financial statements of Buyer for the year ended December 31, 2021 and the accompanying notes thereto and the unaudited interim consolidated financial statements of Buyer for the three and nine months ended September 30, 2022 and the accompanying notes thereto, each consisting of statements of financial position and the statements of comprehensive income (loss), changes in equity and cash flows for the periods then ended.
“Buyer Stock” means common shares in the capital of Buyer.
“Buyer Stock Price” means the greater of (i) the average of the volume weighted average price per share of Buyer Stock on the Neo Exchange Inc. (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source reasonably selected by Buyer) on each of the thirty (30) consecutive trading days ending on the third (3rd) trading day prior to the applicable determination date and (ii) the lowest issuance price in respect of the Buyer Stock allowed by the Neo Exchange Inc. at the relevant time, in either case, converted to United States dollars at the rate posted by the Bank of Canada as at the close of business on the last trading day of such period.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” each have the meaning set forth in Section 7.2.
“Buyer Releasing Party” has the meaning set forth in Section 5.9(b).
“Cap” has the meaning set forth in Section 7.4(a).
“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other rule, Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. law and including any related or similar orders or declarations from any Governmental Authority) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.
“Cash” means, with respect to any specified Person, the aggregate of all unrestricted cash and cash equivalents, including all deposited but uncleared bank deposits and investments in marketable securities, less liabilities for outstanding checks or wire transfers that are uncleared or awaiting clearance.
“Closing” has the meaning set forth in Section 2.2.
“Closing Certificate” has the meaning set forth in Section 2.4(a)(i).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Purchase Price Reduction” has the meaning set forth in Section 2.4(b).
“Closing Net Asset Value” means the aggregate net asset value of AIF Fund 1 and AIF Fund 3 as of March 31, 2023, reduced to give effect to any dividends or distributions by such AIF Fund since such date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals hereto.
“Company Financial Statements” means (i) the unaudited balance sheets of the Company as of December 31, 2021, 2020 and 2019 and the unaudited statements of income and cash flows of the Company for the years then ended, and (ii) the unaudited balance sheet of the Company as of September 30, 2022, and the unaudited statements of income and cash flows of the Company for the nine (9)-months then ended.
“Confidential Information” has the meaning set forth in Section 5.5(a).

“Consent” means a consent, waiver, notice, authorization or approval.
“Contract” means any written agreement, contract, arrangement, understanding, obligation or commitment to which a Person is legally bound or to which its assets or properties are subject that has not otherwise expired or been terminated; it being understood that “Contract” shall not include Laws.
“Covered Funds” has the meaning set forth in Section 3.10(k).
“Covered Securities” means all shares of Buyer Stock issued to the Seller Parties pursuant to Section 2.3 and Section 2.4(c)(iii) of this Agreement or any securities issued in exchange for, or in respect of (including, dividends thereon), such shares of Buyer Stock.
“CT Award Proceeds” has the meaning set forth in Section 5.18.
“CT Litigation Matter” means that matter described on Schedule 3.5 of the Disclosure Schedule.
“Data Room” means the Box.com virtual data site labeled “BC Partners Legal Due Diligence.”
“Deductible” has meaning set forth in Section 7.4(a).
“Deferred Incentive Fee” means the earned but unpaid incentive fee earned by the Company in accordance with the Existing Agreements as reflected on the Company’s Financial Statement as reduced by any actual payment made thereon prior to March 31, 2023.
“Direct Claims Notice” has the meaning set forth in Section 7.5(a).
“Disclosing Party” has the meaning set forth in Section 5.5(a).
“Disclosure Schedules” means the disclosure schedules, dated as of the date of the Original Agreement, as delivered by the Seller Parties to Buyer in connection with, and constituting a part of, this Agreement.
“Dispute” has the meaning set forth in Section 9.4.
“Disputed Item” has the meaning set forth in Section 2.4(c)(i).
“Distributed Amount” has the meaning set forth in Section 2.3.
“Earned Management Fees” means the Management Fees (as defined in the AIF 1 LPA and the AIF 3 LPA) earned through March 31, 2023 but unpaid as of Closing, which for the avoidance of doubt, if paid in full prior to Closing shall be zero.
“Employee Leasing Agreement” has the meaning set forth in the recitals.
“Employee Transfer Date” has the meaning set forth in the preamble.

“Enforceability Exceptions” has the meaning set forth in Section 3.1(b).
“Equity Conveyance Instrument” has the meaning set forth in Section 2.5(a)(i).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Redemptions” means redemptions required to reduce Benefit Plan Investor participation in the applicable AIF Fund to a level that would no longer be “significant” within the meaning of Department of Labor regulations codified at 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.
“Estimated Net Working Capital Deficiency” means the amount, if any, by which Net Working Capital is less than Target Net Working Capital. For the avoidance of doubt, for purposes of calculating the Purchase Price, there shall be an Estimated Net Working Capital Deficiency if the Net Working Capital is less than negative one hundred twenty-nine thousand dollars (-$129,000) (e.g., negative one hundred thirty-nine thousand dollars (-$139,000)). If the Net Working Capital is equal to or greater than negative one hundred twenty-nine thousand dollars (-$129,000), then there will be no Estimated Net Working Capital Deficiency. Any Estimated Net Working Capital Deficiency shall be set forth in the Preliminary Purchase Price.
“Estimated Net Working Capital Surplus” means the amount, if any, by which Net Working Capital exceeds Target Net Working Capital. For the avoidance of doubt, for purposes of calculating the Purchase Price, there shall be an Estimated Net Working Capital Surplus if the Net Working Capital is greater than negative one hundred twenty-nine thousand dollars ($129,000) (e.g., negative one hundred thousand dollars (-$100,000)). If the Net Working Capital is equal to or less than one hundred twenty-nine thousand dollars (-$129,000), then there will be no Estimated Net Working Capital Surplus. Any Estimated Net Working Capital Surplus shall be set forth in the Preliminary Purchase Price.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Affiliates” means the AIF Funds, the AIF Funds’ Subsidiaries or Persons not involved with the Business or any of the AIF Funds or the AIF Funds’ Subsidiaries.
“Excluded Records” means any books, records, documents, files, statements, data and/or emails, whether written, printed or electronically stored (i) the transfer of which is prohibited by applicable Law or (ii) are Privileged Deal Communications.
“Existing Agreements” means (i) the Existing Investment Advisory Agreements and (ii) the Existing Limited Partnership Agreements.
“Existing Investment Advisory Agreements” means each of the: (i) Amended and Restated Investment Management Agreement, effective as of September 30, 2019, by and among Adviser, the Company and AIF Fund 1, (ii) Amended and Restated Investment Management Agreement, effective as of September 30, 2019, by and among Adviser, the Company and AIF

Fund 2, and (iii) Amended and Restated Investment Management Agreement, effective as of September 30, 2019, by and among Adviser, the Company and AIF Fund 3.
“Existing Limited Partnership Agreement” means each of the: (i) Fourth Amended and Restated Limited Partnership Agreement of AIF Fund 1, effective as of June 1, 2022, by and among the Company (in its capacity as general partner) and the limited partners (the “AIF 1 LPA”), (ii) Third Amended and Restated Agreement of Limited Partnership of AIF Fund 2, dated as of June 1, 2022, by and among the Company (in its capacity as general partner) and the limited partners, and (iii) Third Amended and Restated Agreement of Limited Partnership of AIF Fund 3, dated as of June 1, 2022, by and among the Company (in its capacity as general partner) and the limited partners (the “AIF 3 LPA”).
“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents and the Transactions.
“Final Allocation” has the meaning set forth in Section 5.8(a).
“Final Purchase Price” has the meaning set forth in Section 2.4(c)(i).
“Financial Statement Date” means September 30, 2022.
“Financial Statement Review” has the meaning set forth in Section 5.1(c).
“Fraud” means, with respect to a Party to this Agreement, common law fraud under the laws of the State of Delaware in the making of the representations and warranties set forth in this Agreement.
“Fundamental Representations” means (a) with respect to the Seller Parties, the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c)(i), 3.1(d), 3.1(e) and 3.1(g) (Organization; Authority and Enforceability; No Conflict; Consents), 3.7 (Title to Transferred Interests and Acquired Assets), 3.11 (Vote Required) and 3.12 (Brokers), and (b) with respect to Buyer, the representations and warranties set forth in Sections 4.1(a), 4.1(b), and 4.1(c)(i) (Organization; Authority and Enforceability; No Conflict; Consents) and 4.6 (Brokers).
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Gate Redemption” means any redemptions from AIF Fund 1 and AIF Fund 3 (but solely limited to a maximum of 5% of the “Total Assets” (as defined in the AIF 1 LPA and AIF 3 LPA respectively) of each of AIF Fund 1 and AIF Fund 3 per quarter prior to the Closing).
“Governmental Authority” means any national, federal, state, commonwealth, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, securities commission, securities exchange or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority, quasi-governmental entity or self-regulatory body established to perform any such functions.
“Hartland Lease” means that certain Triple Net Lease, dated August 6, 2021, by and between Ovation Partners, LP (as the “Tenant”) and 1717 West 6th Street (TX), LLC (as the “Landlord”).
“Indemnified Party” has the meaning set forth in Section 7.5(a).
“Indemnifying Party” has the meaning set forth in Section 7.5(a).
“Indebtedness” means, with respect to any specified Person, without duplication, the aggregate of all obligations and liabilities for borrowed money, whether secured or unsecured, and all obligations evidenced by bonds, debentures, notes, hedging or swap arrangements or similar contracts or instruments or debt securities.
“IFRS” means the International Financial Reporting Standards issued by the IFRS Foundation and the International Accounting Standards Board, in effect on the date of the Original Agreement (unless a different period is expressly stated in this Agreement).
“Independent Accountant” means any nationally-recognized public accounting firm selected by mutual written agreement of the Seller Parties and Buyer.
“Investment Management Services” shall mean investment management or investment advisory services or any similar services deemed to be “investment advice” pursuant to the Advisers Act.
“Key Adviser Employees” means McCarthy, Melissa; Jones, Anna; Bullock, Josh; and Rovner, Mike.
“Knowledge of the Seller Parties” means the knowledge, after reasonable due inquiry, of the Key Adviser Employees and Katz, Joel.
“Knowledge of Buyer” means the knowledge, after reasonable due inquiry, of Roos, Jason and Goldthorpe, Ted.
“Law” means, with respect to any Person, any applicable statute, law, rule, principle of common law, regulation, executive order, code or ordinance issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Lien” means any security interest, pledge, hypothecation, mortgage, deed of trust, collateral security arrangement, lien, title imperfection, charge, easement, claim, encumbrance, encroachment or restriction, or other title or interest retention arrangement, reservation, limitation of any kind or nature.

“LP Approval” means the limited partner consent required under each of the applicable Existing Agreements to consummate the Transactions.
“Lock-Up” has the meaning set forth in Section 5.12.
“Losses” means losses, damages, liabilities, interest, awards, judgments, costs, Taxes and expenses (including reasonable and documented out-of-pocket hourly attorneys’ fees and amounts reasonably paid in settlement); provided, that “Losses” shall not include any punitive, exemplary, or unforeseeable special damages, whether or not the indemnifying Person has been advised of the possibility thereof, unless such punitive, exemplary, or unforeseeable special damages are required to be paid to a third party in connection with a third party claim; and provided, further, that, notwithstanding the foregoing or any contrary provision contained in this Agreement, and, for the avoidance of doubt, any types of damages that are not expressly excluded in this definition of Losses shall not: (a) prejudice any Person from claiming or contesting that such damages are or are not appropriate in respect of, and should or should not be excluded from, any indemnification claim and/or any damages or Losses relating thereto or resulting therefrom; and/or (b) establish a presumption that such damages may or may not, or should nor should not be, awarded.
“Material Adverse Effect” means any event, change, circumstance, effect, development, condition or occurrence, that, individually or together with any one or more event, changes, circumstances, effects, developments, conditions or occurrences, has, has had or would be reasonably be expected to have (a) a material adverse effect on the business, financial condition or results of operations of the Company and/or any AIF Fund or (b) a material adverse effect on the ability of the Seller Parties to consummate the Transactions; provided, however, that, solely with respect to clause (a), a Material Adverse Effect shall not include and, in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur, shall be deemed not to include any adverse event, change, circumstance, effect, development, condition or occurrence to the extent resulting from or arising out of: (i) the public announcement or pendency of the transactions contemplated hereby or any communication related to obtaining any LP Approval pursuant to Section 5.4 hereof; (ii) the identity of Buyer or any of its Affiliates; (iii) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Buyer, or failure to take any action prohibited by this Agreement; (iv) economic or securities or financial market conditions generally (including changes in interest rates or changes in prices of debt or equity securities); (v) any changes after the date of the Original Agreement in Laws or accounting regulations or principles (including GAAP) or their respective interpretation or enforcement; (vi) any change after the date of the Original Agreement in general political or business conditions, acts of terrorism or war, including protests, riots or the engagement by the United States of America or any other country in hostilities, and whether or not pursuant to a declaration of a national emergency or war; (vii) the COVID-19 pandemic, any future resurgence, evolutions or mutations of the COVID-19 or related disease outbreak or any other pandemic, earthquakes, hurricanes, or other natural disasters or acts of God; and (viii) any failure, in and of itself, by the Company and/or any AIF Fund or any of their Affiliates to meet any internal forecast or projection (provided that the underlying causes of such failures may, unless otherwise excluded by another clause in this definition of “Material Adverse Effect,” be taken into account and shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur); except, in the case of clauses (iv), (v), (vi) and (vii), to the extent that such event, change, circumstance, effect, development, condition or occurrence has a disproportionate adverse impact on the Company or the AIF Funds relative to other participants in the private fund industry generally.
“Net Working Capital” means (a) the current assets of the Company (excluding all Cash, Deferred Incentive Fees and Earned Management Fees), less (b) the current liabilities of the Company (excluding any payables related to Indebtedness, but including any accrued annual bonus for which an Adviser Employee was eligible for the fiscal year in which the Closing Date occurs (determined for Specified Employees as if such Specified Employee remained employed by the Adviser or one of its Subsidiaries through the Closing Date), based upon performance at target levels and pro-rated for the portion of the fiscal year that was completed prior to the Closing Date), in each case, calculated in accordance with the Valuation Practices, as of 12:01 a.m. (New York time) as of March 31, 2023 (without giving effect to the Closing). An illustrative calculation of Net Working Capital is set forth in Schedule 2.4.
“New Adviser” has the meaning set forth in the recitals hereto.
“New Agreements” means the New Investment Advisory Agreements and the Amended and Restated Limited Partnership Agreements.
“New Investment Advisory Agreements” means, together, (i) the proposed Investment Management Agreement by and among the New Adviser, the Company and AIF 1 attached hereto as Exhibit B-1; (ii) the proposed Investment Management Agreement by and among the New Adviser, the Company and AIF 2 attached hereto as Exhibit B-2; and (iii) the proposed Investment Management Agreement by and among the New Adviser, the Company and AIF 3 attached hereto as Exhibit B-3, in each case, to be dated and effective as of the Closing Date.
“Order” means any binding and enforceable order, injunction, judgment, decree, consent decree, settlement agreement, enactment, ruling, writ, assessment, award, subpoena, stipulation, verdict or other decision of any arbitral body of competent jurisdiction or any Governmental Authority.
“Party” has the meaning set forth in the preamble.
“Pass-Through Income Tax Matter” means any matter relating to the determination of income Taxes with respect to the operations of the business of AIF Fund 1 and AIF Fund 2 if any members of such funds (or any members’ direct and indirect owners) would be liable as a matter of Law for such income Taxes (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners with respect to a partnership for U.S. federal or applicable state and local income Tax purposes).
“Payor” has the meaning set forth in Section 2.6.

“Permitted Liens” means: (a) Liens for Taxes or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, warehousemen’s, workers’ and other similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable; and (c) Liens created by Buyer.
“Person” means any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government, governmental agency or political subdivision, or any other entity, whether acting in an individual, fiduciary or other capacity.
“Post-Closing Certificate” has the meaning set forth in Section 2.4(c)(i).
“Pre-Closing Tax Period” means any Tax period ending on or before March 31, 2023.
“Preliminary Purchase Price” has the meaning set forth in Section 2.4(a)(i).
“Privileged Deal Communications” means all communications between the Seller Parties and their Affiliates, on the one hand, and their counsel, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, the other Transaction Documents, the Transactions, or any matter relating to any of the foregoing.
“Purchase Price” means (i) $8,000,000 plus (ii) the Deferred Incentive Fees plus (iii) the sum of the Earned Management Fees (if any) plus (iv) any Cash held by the Company as of March 31, 2023 minus (v) any Indebtedness of the Company as of March 31, 2023 (including, for the avoidance of doubt, the Whitney Line of Credit Balance) minus (vi) the Closing Purchase Price Reduction plus (vii) the Estimated Net Working Capital Surplus, if any, minus (viii) the Estimated Net Working Capital Deficiency, if any.
“Purchase Price Cap” has the meaning set forth in Section 7.4(a).
“Receiving Party” has the meaning set forth in Section 5.5(a).
“Related Party Contract” has the meaning set forth in Section 3.9.
“Release Date” has the meaning set forth in Section 5.12.
“Released Party” has the meaning set forth in Section 5.9(a).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, partners, members, financial advisors, attorneys, accountants, consultants, agents and similar representatives acting on behalf of such Person.
“Resolution Date” has the meaning set forth in Section 7.5(c).

“Rovner Offer Letter” means the offer of employment by New Advisor to Michael Rovner on terms mutually satisfactory to New Advisor and Michael Rovner, in their sole discretion.
“Scheduled Redemptions” means the Gate Redemptions and ERISA Redemptions.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Indemnified Party” and “Seller Indemnified Parties” each have the meaning set forth in Section 7.3.
“Seller Party Bringdown Certificates” has the meaning set forth in the recitals hereto.
“Seller Released Party” has the meaning set forth in Section 5.9(b).
“Seller Releasing Party” has the meaning set forth in Section 5.9(a).
“Side Letters” means, with respect to any AIF Fund, all Contracts (other than organizational or similar documents of such AIF Fund and other than confidentiality agreements entered into in the ordinary course of business) entered into by any investor in such AIF Fund, on the one hand, and the AIF Fund, the Company or the Adviser, on the other hand, that provides for or that otherwise has the effect of establishing rights under, or altering or supplementing the terms of, any organizational or similar document or subscription agreement of such AIF Fund, as applicable.
“Shared Services Agreement” has the meaning set forth in Section 5.21.
“Similar Law” has the meaning set forth in Section 3.10(k).
“Specified Employee” has the meaning set forth in the recitals.
“Straddle Period” has the meaning set forth in Section 5.8(d).
“Subsidiary” means, with respect to any Person, an entity as to which such Person (i) owns directly or indirectly more than fifty percent (50%) of such entity’s voting power or similar interest or (ii) is general partner or managing member (and all Subsidiaries of any Subsidiary of such Person); it being acknowledged that for avoidance of doubt, in the case of the Seller Parties, this definition specifically excludes the AIF Funds and AIF Funds’ Subsidiaries.
“Target Net Asset Value” has the meaning set forth in Section 2.4(b).
“Target Net Working Capital” means negative one hundred twenty-nine thousand dollars (-$129,000).

“Tax” means (i) any federal, state, local or non-U.S. taxes, levies, fees, imposts, assessments, duties and similar governmental charges, including such amounts imposed on income, gross receipts, franchise, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, employment, withholding, severance, stamp, occupation, windfall profits, real property, personal property, capital stock, social security (or similar), unemployment, disability, or payroll (whether payable directly or by withholding), (ii) any liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax law), (iii) any liability for the payment of any amounts described in clause (i) or (ii) above as a result of any contractual obligation to indemnify any other person, or any successor or transferee liability, and (iv) together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect to any items described in clauses (i)-(iii).
“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any Party or the administration of any Laws relating to any Tax (including any amendment thereof or supplement thereto).
“Termination Date” has the meaning set forth in Section 8.1(b).
“Third Party Claim” has the meaning set forth in Section 7.5(b).
“Third Party Claim Notice” has the meaning set forth in Section 7.5(b).
“Transaction Documents” means this Agreement, the Employee Leasing Agreement and the New Agreements.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents (including, without limitation, entry into the New Agreements).
“Transfer Tax” shall mean any sales, use, transfer, documentary, stamp, real property transfer or other similar Taxes imposed on or payable in connection with the Transactions.
“Transferred Interests” has the meaning set forth in the recitals hereto.
“Undisputed Item” has the meaning set forth in Section 2.4(c)(i).
“Valuation Practices” has the meaning set forth in Section 2.4(b).
“Whitney Line of Credit” means that certain Promissory Note dated April 17, 2022, issued by the Company in favor of Hancock Whitney Bank (“Whitney Bank”) in the principal amount of $2,500,000.

“Whitney Line of Credit Balance” means the outstanding obligations owed to Whitney Bank as March 31, 2023.
“Willful Breach” means a breach of any representation, warranty, covenant or agreement made by a Seller Party or Buyer in this Agreement which would, in any case, prevent the satisfaction of or result in the failure of any condition to the obligations of a Seller Party or Buyer at the Closing and that is a consequence of an act or failure to act by such breaching party with the knowledge (including knowledge that such party reasonably should have had after making due inquiry) that the taking of such action or failure to take such action would be reasonably likely to cause a material breach of this Agreement.
1.2.    Interpretation.
(a)    Unless otherwise indicated to the contrary herein by the context or use thereof, (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the word “including” means “including, but not limited to” and the word “or” is not exclusive, (iii) masculine gender shall also include the feminine and neutral genders, and vice versa, (iv) words importing the singular shall also include the plural, and vice versa, and (v) where a reference in this Agreement is made to a Section, Exhibit, Schedule or Article, such reference shall be to a Section of, Exhibit to, Schedule to or Article of this Agreement.
(b)    Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(c)    All references to currency, monetary values, “$” and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.
(d)    All references to a Person acting in the ordinary course of business shall mean in the ordinary course of business consistent with such Person’s past practices.
(e)    The Parties agree and acknowledge that for a document to be “made available” to Buyer hereunder means that the Seller Parties or their agents have provided such information or documentation to a Representative of Buyer in the Data Room no later than five (5) Business Days prior to the execution of this Agreement.
(f)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
THE PURCHASE AND SALE
2.1.    Purchase of Transferred Interests and Acquired Assets.
(a)    Upon the terms and subject to the conditions set forth herein, at the Closing, (i) Seller shall sell, assign, transfer, convey and deliver to New Adviser (as the assignee of Buyer of Buyer’s rights under this Section 2.1), and New Adviser (as the assignee of Buyer of Buyer’s rights under this Section 2.1) shall purchase and acquire from Seller, the Transferred Interests, free and clear of any and all Liens, other than Permitted Liens, and (ii) Adviser shall sell, assign, transfer, convey and deliver to New Adviser (as the assignee of Buyer of Buyer’s rights under this Section 2.1), and New Adviser (as the assignee of Buyer of Buyer’s rights pursuant to this Section 2.1) shall purchase and acquire from Adviser, all of Adviser’s right, title and interest in and to the Business Records (such Business Records in this clause (ii) are hereinafter also referred to as the “Acquired Assets”), free and clear of any and all Liens, other than Permitted Liens.
(b)    Buyer and New Adviser understand and agree that New Adviser (as the assignee of the Buyer of its rights under this Section 2.1) is not purchasing or acquiring, and Seller Parties are not selling, transferring or assigning, any assets other than the Transferred Interests and the Acquired Assets.
2.2.    Closing. The closing of the Transactions (the “Closing”) shall take place via the electronic exchange of documents at 10:00 a.m., Eastern time, on the later of (x) July 5, 2023 or (y) the delivery by the parties of a fully executed Rovner Offer Letter, subject only to the condition set forth Section 6.1. If on July 5, 2023, the condition to closing set forth in Section 6.1 is not satisfied, then the Parties shall cooperate in good faith to schedule the Closing for a date on which such condition is satisfied. The time and date of the Closing is herein called the “Closing Date”.
2.3.    Payment of Purchase Price. Concurrently with the execution of this Amendment, New Adviser paid to Seller, for the benefit of the Seller Parties, in cash, an amount equal to $339,055.07 (the “Advance”), which amount constitutes an advance on the Purchase Price. If this Agreement is duly terminated in accordance with this Agreement prior to the Closing, Seller shall promptly, and in any event within twenty-four (24) hours, return the Advance to New Adviser at the wire instructions provided by New Adviser in writing. Concurrently with the execution of this Amendment, Seller shall distribute to its equityholders $1,266,556.79 of Earned Management Fees and Deferred Incentive Fees (the “Distributed Amount”).
At the Closing, (A) Buyer shall issue to Seller, for the benefit of the Seller Parties, that number of validly issued, fully paid and non-assessable shares of Buyer Stock with a value equal to the remainder of Preliminary Purchase Price (i.e., the Preliminary Purchase Price less the Advance), if any, less the Distributed Amount (such amount being the “Share Value Consideration”), based on the Buyer Stock Price as of the Business Day immediately prior to the Closing Date, provided that if based on the Buyer Stock Price as of the Business Day immediately prior to the Closing Date, the issuance of such shares of Buyer Stock to Seller at Closing would exceed 25% of the issued and outstanding shares of Buyer immediately prior to Closing (the “NEO Threshold”), Buyer shall issue only the maximum number of shares of Buyer Stock that would result in the NEO Threshold not being exceeded, and shall pay to Seller in cash via wire transfer the difference between (a) the Share Value Consideration and (b) the product of (x) the Buyer Stock Price as of the Business Day immediately prior to the Closing and (y) the number of shares of Buyer Stock issued at Closing (taking into account the NEO Threshold).
Solely to the extent that Whitney Bank does not permit Buyer to assume the Whitney Line of Credit on the Closing Date on terms mutually acceptable to Buyer, New Adviser and Whitney Bank, New Adviser (as the assignee of Buyer of Buyer’s rights under Section 2.1) shall pay, or cause to be paid, at Closing, the outstanding balance on the Whitney Line of Credit as of immediately prior to the Closing to discharge such Indebtedness.
2.4.    Adjustments to the Purchase Prices.
(a)    Closing Certificate.
(i)    Prior to or concurrently with the execution of this Amendment, the Seller Parties prepared and delivered to Buyer a certificate (the “Closing Certificate”) duly executed by an executive officer of the Seller Parties, setting forth the Seller Parties’ good faith calculation of the Purchase Price calculated in accordance with this Section 2.4 (such amount, the “Preliminary Purchase Price”) (including each element thereof) as if the Closing were to occur on March 31, 2023.
(ii)    Following the delivery of the Closing Certificate and prior to the Closing, to the extent reasonably requested by Buyer and its Representatives, during normal business hours, upon reasonable prior written notice, Buyer and its Representatives shall have the right to review and inspect the books, records and other documents (including work papers, accounts, reports, schedules, financial statements and memoranda) of the Seller Parties pertaining to or used in connection with the calculation of the Preliminary Purchase Price (and each element thereof). The Seller Parties shall consider in good faith any reasonable comments provided by Buyer to the Closing Certificate prior to the Employee Transfer Date and the calculations included therein based on Buyer’s review of the Closing Certificate. Notwithstanding the foregoing or any contrary provision contained in this Agreement, if the Seller Parties and Buyer are unable to resolve any dispute with respect to the Closing Certificate, such dispute shall not, under any circumstance, delay the Closing, and the amounts set forth therein shall be calculated as set forth in the Closing Certificate delivered by the Seller Parties for purposes of the Closing.
(b)    Closing Purchase Price Reduction. If the Closing Net Asset Value is less than the sum of $265,837,918 minus the Scheduled Redemptions in each quarter subsequent to September 30, 2022 (the “Target Net Asset Value”), then, the Purchase Price shall be reduced, on a percentage basis (to the nearest hundredth of a percent), one percent (1%) for each one percent (1%) that the Closing Net Asset Value is less than the Target Net Asset Value (such amount, the “Closing Purchase Price Reduction”). The Closing Net Asset Value shall be calculated consistent with the valuation practices (the “Valuation Practices”) set forth in Schedule 2.4. Also set forth in Schedule 2.4 is an example of such Closing Purchase Price Reduction.
(c)    Purchase Price Adjustment Dispute Resolution.
(i)    Buyer shall deliver to the Seller Parties within fifteen (15) days after the Closing Date a certificate (the “Post-Closing Certificate”) setting forth its calculation of the Purchase Price (including each element thereof) determined as of March 31, 2023. The Purchase Price as finally determined in accordance with this Section 2.4(c) shall be referred to as the “Final Purchase Price.” During the forty-five (45) day period following the Seller Parties’ receipt of the Post-Closing Certificate, the Seller Parties and their Representatives shall, during normal business hours upon reasonable prior written notice, have the right to review and inspect the books, records and other documents (including work papers, accounts, reports, schedules, financial statements and memoranda) of Buyer pertaining to or used in connection with Buyer’s calculation of the Purchase Price (including each element thereof), in each case as reasonably requested by the Seller Parties. Buyer shall provide to the Seller Parties and their Representatives reasonable access during normal business hours to the relevant employees and accountants of Buyer as reasonably requested by the Seller Parties in connection with such review. Within forty-five (45) days after the Seller Parties’ receipt of the Post-Closing Certificate, the Seller Parties shall deliver to Buyer a written report setting forth in reasonable detail any disputed items and proposed adjustments in respect thereof (each, a “Disputed Item”) to Buyer’s calculation of the Purchase Price (including each element thereof) (the “Adjustment Report”). Any item not specifically objected to in the Adjustment Report (each, an “Undisputed Item”), including all items if no Adjustment Report is provided, shall be deemed final and binding for purposes of this Agreement, except to the extent that an adjustment to a Disputed Item made in accordance with this Section 2.4(c)(i) requires an offsetting adjustment to be made to such Undisputed Item. If the Seller Parties fail to respond to Buyer within such forty-five (45) day period, the Seller Parties shall be deemed to have accepted and agreed to the Purchase Price (and each element thereof) as delivered by Buyer. Following the delivery of the Adjustment Report, if any, the Seller Parties and Buyer shall cooperate in good faith to attempt to resolve any objections to the Purchase Price (and each element thereof).
(ii)    If the Seller Parties and Buyer are unable to resolve any objections to the Purchase Price (or any element thereof) set forth in the Adjustment Report within fifteen (15) days after Buyer has received such Adjustment Report, any remaining Disputed Items shall be referred to the Independent Accountant for resolution. Buyer and the Seller Parties shall instruct the Independent Accountant that the determination of such matters shall be rendered within thirty (30) days after referral to such Independent Accountant or as soon thereafter as reasonably practicable. In resolving a Disputed Item, the Independent Accountant may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, in each case as presented to the Independent Accountant. The Seller Parties and Buyer shall: (i) make available to the Independent Accountant the relevant information in their possession and the relevant personnel and documents and work papers used in the preparation of the Closing

Certificate and the Post-Closing Certificate; (ii) provide all other items in their possession reasonably requested by the Independent Accountant; and (iii) provide all copies of the foregoing to each other concurrently with delivery to the Independent Accountant (in each case, in such a manner so as not to waive or eliminate any privilege applicable to any such information, if possible). The fees and costs of the Independent Accountant, if one is required, shall be allocated among and paid by the Seller Parties, on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail on the final amount of the adjustment of the matters submitted to the Independent Accountant. For example, in the event that the Seller Parties asserts that the calculation of Closing Net Asset Value should have been 10% higher than the amount set forth in the Closing Certificate, and the Independent Accountant determines that the final amount of Closing Net Asset Value shall be 7% higher than the amount set forth in the Closing Certificate, then 70% of the fees and expenses of the Independent Accountant shall be paid by Buyer and 30% of the fees and expenses of the Independent Accountant shall be paid by the Seller Parties. The Independent Accountant shall determine all disputed item(s) and amount(s), including the apportionment of its fees and expenses as between the Seller Parties, the one hand, and Buyer, on the other hand, in accordance with the provisions of this Section 2.4(c)(ii).
(iii)    If the Final Purchase Price as finally determined pursuant to this Section 2.4 is greater than the Preliminary Purchase Price, then: (A) the Purchase Price shall be increased by the amount by which the Final Purchase Price exceeds the Preliminary Purchase Price; and (B) within three (3) Business Days after such determination, Buyer shall issue to the Seller that number of additional validly issued, fully paid and non-assessable shares of Buyer Stock with a value equal to such amount based on the Buyer Stock Price as of the Closing Date, (or, at Buyer’s option, any combination of cash and shares of Buyer Stock with an aggregate value equal to such amount).
(iv)    If the Final Purchase Price as finally determined pursuant to this Section 2.4 is less than the Preliminary Purchase Price, then: (A) the Purchase Price shall be decreased by the amount by which the Preliminary Purchase Price exceeds the Final Purchase Price; and (B) within three (3) Business Days after such determination, the Seller Parties shall forfeit to Buyer for no consideration that number of shares of Buyer Stock issued to the Seller Parties at Closing pursuant to Section 2.3 with a value equal to such amount based on the Buyer Stock Price as of the Closing Date, which Buyer Stock shall be cancelled by Buyer and returned to treasury of Buyer.
(v)    The Parties agree to treat the issuance or cancellation of any Buyer Stock pursuant to Section 2.4(c)(iii) or Section 2.4(c)(iv) (as applicable) as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Law.
2.5.    Closing Deliverables.
(a)    Prior to or concurrently with the execution of this Amendment, the Seller Parties have delivered to Buyer the following:

(i)    a membership interest transfer agreement, with respect to the conveyance of the Transferred Interests, (the “Equity Conveyance Instrument”), duly executed by the Seller, which Equity Conveyance Instrument shall become automatically effective as of the Closing;
(ii)    a bill of sale and assignment agreement with respect to the conveyance of the Acquired Assets (the “Bill of Sale”), duly executed by the Adviser, which shall become automatically effective as of the Closing.
(iii)    each New Investment Advisory Agreement, each of which shall be duly executed by the Company and each applicable AIF Fund, each of which shall become automatically effective as of the Closing;
(iv)    each Amended and Restated Limited Partnership Agreement, each of which shall be duly executed by the Company and the applicable AIF Fund, each of which shall become automatically effective as of the Closing;
(v)    a duly executed IRS Form W-9 of Seller; and
(vi)    personal information form from Michael Rovner in the form required by Neo Exchange, Inc.
(b)    Prior to or concurrently with the execution of this Amendment, Buyer shall deliver to the Seller Parties:
(i)    the Equity Conveyance Instrument, duly executed by New Adviser (as the assignee of Buyer of Buyer’s rights under Section 2.1), which shall become automatically effective as of the Closing;
(ii)    the Bill of Sale, duly executed by New Adviser (as the assignee of Buyer of Buyer’s rights under Section 2.1), which shall become automatically effective as of the Closing; and
(iii)    each New Investment Advisory Agreement, duly executed by the New Adviser, which shall become automatically effective as of the Closing.
2.6.    Withholding. Buyer and the Company (and each of their Affiliates) (each, a “Payor”) shall be entitled to deduct and withhold or cause to be deducted and withheld from the payments of consideration made by it pursuant to this Agreement the amounts (if any) that are required to be deducted and withheld pursuant to any applicable Tax Law. To the extent that any such amounts are deducted and withheld and timely paid over to the applicable Governmental Authority in accordance with applicable Tax Law, such amounts shall be treated as having been paid to Seller or other Person in respect of which such deduction and withholding was made. Before making any deduction or withholding pursuant to this Section 2.6 (other than any such deduction or withholding (i) as a result of the failure of Seller to deliver an IRS Form W-9 pursuant to Section 2.5(a)(v) or (ii) in connection with payments in the nature of compensation), the applicable Payor shall use commercially reasonable efforts to give Seller or other applicable Person at least five (5) Business Days of reasonable advance written notice of any anticipated deduction or withholding (together with the legal basis therefor), provide Seller or other applicable Person with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding, and reasonably cooperate with Seller or other applicable Person in good faith to attempt to reduce (or eliminate) any amounts that would otherwise be deducted and withheld pursuant to this Section 2.6.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Except as disclosed in the Disclosure Schedules, the Seller Parties hereby jointly and severally represent and warrant to Buyer as of the date of the Original Agreement and the Employee Transfer Date and, solely with respect to the Seller Parties’ Fundamental Reps, as of the Closing Date, as follows:
3.1.    Organization; Authority and Enforceability; No Conflict; Consents.
(a)    Each Seller Party and the Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of incorporation or formation, as applicable, and has all requisite entity power and authority to carry on its business as it now is being conducted, and to execute, deliver and perform under this Agreement and the other Transaction Documents to be executed by it in connection herewith and to consummate the Transactions. Each Seller Party and the Company is duly qualified to do business and is in good standing (to the extent such concept is applicable) in each jurisdiction where the nature of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except such jurisdictions where the failure to so qualify would not, individually or in the aggregate, be material to the Seller Parties, the Business, the Company or any AIF Fund or prohibit or materially impair its ability to timely perform its obligations under the Transaction Documents to which it is a party. Each Seller Party has previously made available to Buyer true and correct copies of all of the Company’s current organizational documents.
(b)    The execution, delivery and performance by each Seller Party or the Company of the Transaction Documents to be executed by such Seller Party or the Company in connection herewith, and the consummation by such Seller Party or the Company of the Transactions contemplated by the Transaction Documents to which it will be a party, have been duly authorized by all necessary limited liability company or limited partnership action on behalf of such Seller Party or the Company. The Transaction Documents to which each Seller Party or the Company is a party have been or will be duly and validly executed and delivered by such Seller Party or the Company and, assuming due authorization, execution and delivery by Buyer and the other Parties hereto and thereto, constitute or will constitute the valid and binding obligations of such Seller Party or the Company, as applicable, enforceable against such Seller Party or the Company, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles (collectively, the “Enforceability Exceptions”).
(c)    Except as set forth on Schedule 3.1(c), the execution, delivery and, assuming the receipt of the LP Approval, performance by each Seller Party and the Company of the Transaction Documents to be executed by that Seller Party or the Company in connection herewith and the consummation by the Seller Parties or the Company of the Transactions to which the Seller Parties or the Company will be a party will not, with or without the giving of notice or the lapse of time, or both, (i) violate the organizational documents of a Seller Party, the Company or any AIF Fund, (ii) violate any provision of Law to which a Seller Party, the Company or any AIF Fund is subject, (iii) violate any Order applicable to a Seller Party, the Company or any AIF Fund, (iv) violate, result in a breach of or constitute a default under (or an event which might, with the passage of time or the giving of notice, or both, constitute a default), or require the Consent of any third party that has not been obtained under any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease or other agreement or obligation to which a Seller Party, the Company or any AIF Fund is a party or by which a Seller Party or the Company or any of their properties or assets may be bound except where any of the foregoing would not (A) reasonably be expected to have a Material Adverse Effect or (B) materially impair or delay a Seller Party’s or the Company’s ability to consummate the Transactions, or (v) result in the creation or imposition of any Lien upon the Transferred Interests or Acquired Assets, other than a Permitted Lien.
(d)    Except for compliance with the Advisers Act, or as otherwise set forth on Schedule 3.1(d), and, assuming the receipt of the LP Approval, no consent, approval or authorization of, or filing with, any Governmental Authority is required to be made or obtained by a Seller Party, the Company or any AIF Fund in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions, except for any such consents, approvals or authorizations of, or filings with, Governmental Authorities the failure of which to be so obtained or made would not, individually or in the aggregate, (A) have a Material Adverse Effect, or (B) prohibit or materially impair or delay a Seller Party’s or the Company’s ability to consummate the Transactions.
(e)    The Company is a special purpose entity formed for the sole purpose of serving as the General Partner of the AIF Funds and manager of AIF Funds’ Subsidiaries and has conducted no other business. The Company (i) does not have, and has never had, any employees or Subsidiaries and (ii) except as set forth on Schedule 3.1(e) is not a party to, and does not sponsor, maintain, contribute to or have any liability with respect to, any Benefit Plan.
(f)    Schedule 3.1(f) sets forth true, correct and complete copies of the Company Financial Statements. The Company Financial Statements have been prepared from the books and records of the Company in accordance with GAAP and fairly present in all material respects the financial position, results of operations, changes in members’ equity and cash flows of the Company as of and for the periods indicated therein, except for the absence of footnotes and normal year-end adjustments that are not material in the aggregate.

(g)    The Company has no issued and outstanding capital stock other than the Transferred Interests. All of Transferred Interests have been duly authorized and validly issued and are fully paid and free of preemptive rights. As of the date of the Original Agreement, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company is a party obligating the Company to issue, transfer or sell any shares of capital stock or other equity interest in the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company or any securities representing the right to purchase or otherwise receive capital stock of the Company, (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, the Company or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.
3.2.    Absence of Certain Developments. Since September 30, 2022, (a) except as set forth on Schedule 3.2, each of the Seller Parties and the Company and each AIF Fund has operated in the ordinary course of business in all material respects and (b) there have not been any events or occurrences that have resulted in a Material Adverse Effect.
3.3.    Absence of Undisclosed Liabilities. None of the Seller Parties or the Company has any liabilities or obligations of any nature (whether or not accrued, contingent or otherwise) with respect to the Business, except liabilities and obligations (a) that were incurred in the ordinary course of business since September 30, 2022, (b) that would not have had a Material Adverse Effect, (c) under the Transaction Documents and in connection with the Transactions or (d) which arise in the ordinary course of business under the Existing Limited Partnership Agreements or Existing Investment Advisory Agreements.
3.4.    Compliance with Laws; Authorizations.
(a)    Since January 1, 2020: (i) each Seller Party, and the Company has complied in all material respects with Laws applicable to the Business and is not in material violation thereof except where such non-compliance would not be material to such Seller Party or the Company, and (ii) no Seller Party or the Company has received any written notices from a Governmental Authority asserting any violation of Law applicable to the Business which would, or would reasonably be expected to, (x) be material to the Seller Parties, the Business, the Company or any AIF Fund or (y) materially impair the ability of a Seller Party or the Company to perform its obligations under, and consummating the transactions contemplated by, this Agreement or any of the other Transaction Documents to which it is a party. To the Knowledge of the Seller Parties, none of the Seller Parties or the Company is, or since January 1, 2020, has been, subject to any material investigation, inquiry, enforcement or supervisory action (provided that routine investigations, examinations, requests, processes, industry “sweeps” or comparable items shall not be deemed “material”) with respect to, or has been threatened in writing to be charged with or given written notice of, any material deficiency with respect to, any material violation of, any Law applicable to the Business.

(b)    Adviser is, and at all times required by the Advisers Act during its existence has been, duly registered as an investment adviser under the Advisers Act. Adviser is, and at all times required by applicable Law (other than under the Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Business. Each Seller Party and the Company holds, and, since January 1, 2020 has been in compliance, in all material respects, with all federal, state, county, local or foreign governmental consents, licenses, permits, franchises, waivers, grants or other authorizations that are required for the operation or conduct of the Business as currently conducted (all such consents, licenses, permits, franchises, waivers, grants or other authorizations are collectively referred to as “Authorizations”), except where the failure to comply or to obtain any such Authorizations would not, individually or in the aggregate, be material to the Seller Parties, the Business, the Company or any AIF Fund. All of the Authorizations are in full force and effect, no material default or violation exists thereunder and, since January 1, 2020, none of the Seller Parties nor the Company has received any written notice advising or threatening that any such Authorizations may be revoked or not renewed or withdrawn or (except to an immaterial extent) amended in whole or in part, except where such default or violation or revocation, nonrenewal or withdrawal would not, individually or in the aggregate, be material to the Seller Parties, the Business, the Company or any AIF Fund.
(c)    None of the Seller Parties, the Company or, to the Knowledge of the Seller Parties, any of their respective employees, members, officers, directors or managers (or any equivalent of the foregoing) is, or at any time since January 1, 2020 has been, (i) subject to any cease and desist, censure or other disciplinary or similar Order issued by, (ii) a party to any consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter with or given a similar undertaking to, (iv) subject to any Order or directive by or (v) a recipient of any supervisory letter from, in each case, any Governmental Authority, and, to the Knowledge of the Seller Parties, none of them is threatened in writing with the imposition or receipt of any of the foregoing, in each case, with respect to the Business, except to the extent the imposition or receipt of any of the foregoing, would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Business.
(d)    No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained from any Governmental Authority, nor are any written requests pending therefor, by or with respect to a Seller Party or the Company, or any officer, director or employee of a Seller Party or the Company, in connection with the Business that have not been specifically disclosed to Buyer.
(e)    Since January 1, 2020, with respect to the Business, none of Adviser, the Company or, to the Knowledge of the Seller Parties, any of their respective officers, directors or employees, is ineligible to serve as, or subject to any disqualification which would be the basis for any denial, suspension or revocation of the registration of or for any limitation on the activities of Adviser as, an investment adviser under the provisions of the Advisers Act.

(f)    The conduct of the Business does not require the Company or any of its personnel to be registered under applicable Laws in Canada or avail itself or themselves of an exemption from the registration requirements under applicable Laws in Canada.
3.5.    Legal Proceedings. Except as set forth on Schedule 3.5, there are, and since January 1, 2020 there have been, no material Actions pending or, to the Knowledge of the Seller Parties, threatened (in writing), before any court or Governmental Authority, or before any arbitrator or mediator of any nature, brought by or against a Seller Party or the Company, involving or relating to the Business, the Transferred Interests, the Company, any AIF Fund, or the Transactions. There is, and since January 1, 2020 has been, no Action pending or, to the Knowledge of the Seller Parties, threatened (in writing), relating to the termination of, or limitation of, Adviser’s rights under its registration under the Advisers Act as an investment adviser or any similar or related rights under any registrations or qualifications with various self-regulatory bodies, states or other jurisdictions or under applicable securities Laws, including the rules and regulations of any self-regulatory organization.
3.6.    Taxes.
(a)    All income and other material Tax Returns required to be filed with respect to the Company have been duly and timely filed or have been caused to be duly and timely filed (taking into account any applicable extensions or waivers) with the appropriate Governmental Authorities when due and all income and other material Taxes due and payable with respect to the Company have been duly and timely paid whether or not shown as due on any Tax Return. All such Tax Returns are true, correct and complete in all material respects. There is no Action pending with respect to any material Taxes due and owing with respect to the Company, and there is no material Tax deficiency or claim assessed or proposed or threatened or in writing with respect to the Company.
(b)    All material Taxes required to be collected or withheld with respect to the Company have been timely collected or withheld and such withheld Taxes have either been (i) duly and timely paid to the proper Governmental Authority or (ii) set aside in accounts for such purpose and properly reflected as accrued in any financial statements, if applicable. Any statutory period of limitations for the assessment of any Taxes relating to the Company has not been waived, other than in the case of any such waivers in respect of an assessment or deficiency of Tax the liability for which has been satisfied or settled.
(c)    There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any Taxes with respect to the Company.
(d)    There are no Liens for Taxes on the Transferred Interests, any of the Acquired Assets or assets of the Company, except for Permitted Liens.
(e)    No taxing authority in a jurisdiction where no Tax Return is filed with respect to the Company has made a claim to the effect that the Company is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction.

(f)    The Company has never been a party to any “listed transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.
(g)    Any agreement or arrangement between the Company, on the one hand, and any of the AIF Funds or the AIF Funds’ Subsidiaries, on the other hand, that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amount paid pursuant to any such agreement or arrangement is subject to tax under Section 409A of the Code. No agreement or arrangement between the Company, on the one hand, and any of the AIF Funds or AIF Funds’ Subsidiaries, on the other hand, is subject to Section 457A of the Code.
(h)    The Company has (i) not been a member of an affiliated, combined, consolidated, unitary or similar group filing a group Tax Return, and (ii) no liability for the Taxes of any other person as a result of being a member of such group filing under applicable Tax Laws, or as a transferee or successor, by contract or otherwise (excluding any liability arising as a result of being the general partner of such other Person or any liability arising pursuant to any Contract entered into in the ordinary course of business and not primarily related to Taxes). The Company is not a party to or bound by any Tax indemnification, allocation, or sharing agreement or other similar arrangement (other than leases, loan agreements and other agreements entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes), and no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Governmental Authority with respect to the Company.
(i)    The Company is classified as a disregarded entity for U.S. federal income Tax purposes.
(j)    The Company has not delayed the payment of any payroll or other employment-related Taxes pursuant to Section 2302 of the CARES Act or otherwise, and has not deferred any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act and has not applied for or incurred any U.S. Small Business Administration Paycheck Protection Program loan. To the extent that the Company has taken any credits under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act (or any similar provision of state, local or foreign law), the Company, has complied with all requirements for obtaining such credits.
(k)    All related party transactions involving the Company have been conducted at arm’s length in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any state, local or non-U.S. Tax Law.
(l)    Buyer and Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or any corresponding provision or state, local or non-U.S. Law) elected, requested, made or imposed prior to the Closing, (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of Law), (v) prepaid amount received or deferred revenue accrued prior to the Closing Date, or (vi) election pursuant to Section 965(h) of the Code.
(m)    To the Knowledge of the Seller Parties, there are no unpaid Taxes or Tax issues of the AIF Funds and/or AIF Funds’ Subsidiaries that could reasonably be expected to give rise to any Taxes at the Company level.
(n)    The interests in AIF Funds held by the Company are non-economic general partner interests that are not entitled to any capital and/or profits and are not treated as partnership interests for U.S. federal and state income Tax purposes.
(o)    None of the Acquired Assets are equity interests in any Persons (other than, for the avoidance of doubt, the Transferred Interests) for U.S. federal and state income Tax purposes.
3.7.    Title to Transferred Interests and Acquired Assets. Seller owns, possesses, has good, exclusive and valid title, and upon consummation of the Transactions, Buyer will have good, exclusive and valid title to all of the Transferred Interests, free and clear of all Liens, other than Permitted Liens and restrictions on transfer arising under applicable securities Laws. Adviser owns, possesses, has good, exclusive and valid title, and upon consummation of the Transactions, Buyer will have good, exclusive and valid title to all of the Acquired Assets, free and clear of all Liens, other than Permitted Liens.
3.8.    Contracts. The Existing Agreements are valid, binding and enforceable against the Company and Adviser (as applicable), and, to the Knowledge of the Seller Parties, the other Parties thereto in accordance with their terms (subject to the Enforceability Exceptions), and are in full force and effect. Except for the Existing Agreements, Contracts entered into by the Company in its capacity as General Partner of the AIF Funds or as Manager of AIF Fund Subsidiaries, and the Contracts listed on Schedule 3.8(a) (collectively, the “Covered Contracts”), the Company is not party to any Contract, and each of the Covered Contracts are in valid, binding and enforceable against the Company and, to the Knowledge of the Seller Parties, the other Parties thereto in accordance with their terms (subject to the Enforceability Exceptions), and are in full force and effect. The Company and Adviser have performed all material obligations required to be performed by them under, and are not in material default under, the Existing Agreements, and to the Knowledge of the Seller Parties, the Company and each AIF Fund are not in default under the Existing Agreements. Except as set forth on Schedule 3.8(b), neither the Company nor any Adviser Employee is a party to, or bound by, or otherwise subject to any Contract which imposes restrictive covenants (including, for the avoidance of doubt, non-compete, non-solicit and non-disparagement clauses) on such Person or that would bind Buyer or its Affiliates following the Closing, whether or not related to the Business. The required LP Approval standard for each AIF Fund is set forth on Schedule 3.8(c).
3.9.    Related Party Transactions. Except as set forth in Schedule 3.9 or for the Existing Agreements, (1) no Seller Party is a party to any Contract with the Company, and (2) no Affiliate controlling a Seller Party or any officer or director (or equivalent) of such Seller Party or any such Affiliate that controls a Seller Party is party to any Contract currently in force with the Seller Parties or the Company, in each case, regarding the Business (each, a “Related Party Contract”), including, but not limited to, any arrangement pursuant to which:
(a)    the Company loans any amount of money from, or loans any amount of money to, any such Person,
(b)    the Seller Parties or the Company is obligated to purchase or sell any asset, product or service from or to such Person; or
(c)    the Company is involved in a joint investment with such Person.
3.10.    Additional AIF Funds Representations. Except as disclosed in the Disclosure Schedules, the Seller Parties hereby jointly and severally represent and warrant to Buyer as of the date of the Original Agreement as follows:
(a)    Each AIF Fund is an entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and has all requisite entity power and authority to carry on its business as it now is being conducted. Each AIF Fund is duly qualified to do business and is in good standing (to the extent such concept is applicable) in each jurisdiction where the nature of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except such jurisdictions where the failure to so qualify would not, individually or in the aggregate, prohibit or materially and adversely affect its ability to enter into the applicable New Investment Advisory Agreement or the Amended and Restated Limited Partnership Agreement and timely perform its obligations thereunder. No AIF Fund is, or at any time since its inception was, required to register as an investment company under the Investment Company Act.
(b)    All of the issued and outstanding limited partnership interests of each AIF Fund have been duly authorized and validly issued and are fully paid, nonassessable (other than unfunded capital commitments) and free of preemptive rights. All of the AIF Funds’ limited partnership interests have been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom.
(c)    As of the date of the Original Agreement, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which any AIF Fund is a party obligating such AIF Fund to issue, transfer or sell any equity interest in such AIF Fund or securities convertible into or exchangeable for such equity interests, (ii) except as provided under the Existing Partnership Agreements, contractual obligations of a AIF Fund to repurchase, redeem or otherwise acquire any membership interest of such AIF Fund or any securities representing the right to purchase or otherwise receive membership interest of such AIF Fund, (iii) appreciation rights, phantom equity or similar rights with respect to, or valued in whole or in part in reference to, any AIF Fund or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the membership interest of any AIF Fund.
(d)    Schedule 3.10(d) sets forth true, correct and complete copies of the AIF Fund Financial Statements. The AIF Fund Financial Statements have been prepared from the books and records of such AIF Funds in accordance with GAAP and fairly present in all material respects the consolidated financial position, results of operations, changes in partners’ equity and cash flows of the appliable AIF Fund as of and for the periods indicated therein, except as may be indicated in the notes thereto or, in the case of interim financial statements, for the absence of footnotes and normal year-end adjustments that are not material in the aggregate. None of the AIF Funds is, or has at any time been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
(e)    Each AIF Fund is, and at all times since January 1, 2020 has been, in compliance in all material respects with all applicable Laws, except where such non-compliance would not be material to such AIF Fund. Since January 1, 2020, none of the Seller Parties, the Company, the AIF Funds has received any written notice from a Governmental Authority asserting any material violation by any AIF Fund of any applicable Law. No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained from any Governmental Authority, nor, to the Knowledge of the Seller Parties, are any requests pending therefor, by or with respect to any AIF Fund or any officer, director or employee of any AIF Fund, in connection with its business that have not been specifically disclosed to Buyer.
(f)    Except as set forth on Schedule 3.10(f), there is no Action pending or, to the Knowledge of the Seller Parties, threatened against any AIF Fund that would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any AIF Fund or any property or asset of any of the foregoing is subject to any continuing material Order having jurisdiction over the Person relating to the Company or an AIF Fund (as applicable) or its business, and no such Order has ever been in place.
(g)    All Authorizations that are required for the operation or conduct of an AIF Fund’s (as applicable) business as currently conducted have been obtained by such AIF Fund, except where the failure to obtain any such Authorizations would not, individually or in the aggregate, be material to the Seller Parties, the Business, the Company or such AIF Fund. All such Authorizations are in full force and effect, no material default or violation exists thereunder and, since January 1, 2020, none of the Seller Parties, the Company, nor any AIF Fund has received any written notice advising or threatening that any such Authorizations may be revoked or not renewed or withdrawn or (except to an immaterial extent) amended in whole or in part, except where the failure to be in full force and effect, under default, in violation, revoked, nonrenewed or withdrawn would not, individually or in the aggregate, have a Material Adverse Effect.

(h)    Since December 31, 2021 through the date of the Original Agreement, (a) the businesses of the Company and each AIF Fund have been conducted in the ordinary course of business consistent with past practice and (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(i)    True, correct and complete copies of the AIF Fund Documentation of each AIF Fund have been made available to Buyer, and all such documents constituting agreements are valid, binding and enforceable against such AIF Fund, and, to the Knowledge of the Seller Parties, the other Parties thereto in accordance with their terms (subject to the Enforceability Exceptions), and are in full force and effect. Except as would not, individually or in the aggregate, be material to the Seller Parties, the Business, the Company or any AIF Fund, each AIF Fund is not in violation of, breach of or default under any of the provisions of its organizational or similar documents or any other AIF Fund Documentation of such AIF Fund. Except as would not, individually or in the aggregate, be material to the Company or any AIF Fund, each AIF Fund is operated, in all material respects, in compliance with its investment objectives, policies and restrictions, as set forth in its AIF Fund Documentation.
(j)    The conduct of the Business does not require any of the AIF Funds to be registered under applicable Laws in Canada or avail itself of an exemption from the registration requirements under applicable Laws in Canada.
(k)    Except as disclosed on Schedule 3.10(k) (the “Covered Funds”), none of the AIF Funds are or have been subject to the provisions of Title I of ERISA or Section 4975 of the Code, or with respect to any governmental, church or other plan, subject to any statute, regulation, rule, order or procedure that is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). Each Covered Fund is required to invest, and has invested, all of its investible assets in an AIF Fund in accordance with the organization documents of such Covered Fund.
(l)    For the Covered Funds, the Company shall provide Buyer with such information as may be reasonably requested to assure Buyer’s compliance bonding requirements under Section 412 of ERISA as may be applicable to it following the consummation of the Transaction.
3.11.    Vote Required. The LP Approval is the only approval of the holders of equity interests of a Seller Party, the Company or any AIF Fund that is required in connection with the consummation of the Transactions at the Closing.
3.12.    Brokers. Except as set forth on Schedule 3.12, no Seller Party or the Company has retained any broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the Transactions, and no other Person is or will be entitled to receive any broker’s, finder’s, investment bankers, financial advisor’s or similar fee in connection with this Agreement or any of the Transactions based upon arrangements made by or on behalf of a Seller Party or the Company.

3.13.    Investor Status.
(a)    Each Seller Party represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act. Each Seller Party represents that it has been furnished all materials requested by it relating to Buyer and the issuance of the shares of Buyer Stock in accordance with this Agreement, and has been afforded the opportunity to ask questions of representatives of Buyer and to obtain any information that it considered necessary or appropriate in connection with its decision to acquire such shares of Buyer Stock, and understands and has evaluated the merits and risks of, and other considerations relating to such Seller Party’s investment in the shares of Buyer Stock issued in accordance with this Agreement and acknowledges and agrees that it can bear the economic risk of such investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of such investment.
(b)    As of the date of the date of the Original Agreement, the Seller Parties, collectively (together with any person or company that will have beneficial ownership of, or exercise control or direction over, directly or indirectly, the Buyer Stock issued in accordance with this Agreement) beneficially owns, and/or exercises control or direction over, directly or indirectly, no common shares of Buyer.
(c)    Each of the Seller Parties will be acquiring the Buyer Stock pursuant to this Agreement for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of United States federal or state securities laws and/or applicable securities Laws in Canada.
(d)    Each Seller Party represents that it is an entity outside of Canada.
(e)    Each Seller Party represents that it has no present intention of distributing any of the Buyer Stock issued to it in accordance with this Agreement into Canada.
(f)    Each Seller Party represents that it understands that the Buyer Stock to be issued to in pursuant to this Agreement are being distributed to it in reliance on Ontario Securities Commission Rule 72-503 in reliance on the representations herein contained.
(g)    Other than the transactions described herein, each Seller Party represents that it does not have knowledge of a “material fact” or “material change” (as such terms are defined pursuant to securities Laws in Canada) in the affairs of Buyer that has not been generally disclosed to the public.
(h)    Each Seller Party represents that it has not been formed for the specific purpose of acquiring the Buyer Stock pursuant to this Agreement.
(i)    Each Seller Party understands that the Buyer Stock to be issued to it pursuant to this Agreement have not been, and will not be, registered under the Securities Act and the rules and regulations promulgated thereunder, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Seller Party’s representations as expressed herein.
(j)    Each Seller Party represents that neither it nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Buyer Stock in accordance with this Agreement.
3.14.    Insurance. Schedule 3.14 sets forth a list (including policy number, nature of coverage, policy period, limits, deductibles and premiums) of (a) all insurance policies and self-insurance plans insuring the properties, assets, personnel or operations of the Seller Parties, Company and AIF Funds (collectively, the “Policies”) and (b) all currently pending claims and a loss run for the last three years under any Policy. A true, correct and complete copy of each Policy has been made available to Buyer. Each of the Policies is in full force and effect. The Company is not in default, whether as to payment of premiums or otherwise, under any provisions of such Policies and there have been no historical gaps in insurance coverage for the past three years.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the date of the Original Agreement and the Employee Transfer Date and, solely with respect to the Buyer’s Fundamental Reps, as of the Closing Date, as follows:
4.1.    Organization; Authority and Enforceability; No Conflict; Consents.
(a)    Buyer is an entity, duly incorporated, formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, and has all requisite entity power and authority to carry on its business as it now is being conducted, and to execute, deliver and perform under this Agreement and the other Transaction Documents to be executed in connection herewith and to consummate the Transactions. Buyer is duly qualified to do business and is in good standing (to the extent such concept is applicable) in each jurisdiction where the nature of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except such jurisdictions where the failure to so qualify would not, individually or in the aggregate, prohibit or materially impair its ability to timely perform its obligations under the Transaction Documents to which it is a party. Buyer has previously made available to Seller true and correct copies of all of its organizational documents.
(b)    The execution, delivery and performance by Buyer of the Transaction Documents to be executed by Buyer in connection herewith, and the consummation by Buyer of the Transactions contemplated by the Transaction Documents to which Buyer will be a party, have been duly authorized by all necessary action on behalf of Buyer. The Transaction Documents to which Buyer is a party have been or will be duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other Parties hereto and thereto, constitute or will constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.
(c)    The execution, delivery and performance by Buyer of the Transaction Documents to be executed by Buyer in connection herewith and the consummation by Buyer of the Transactions to which Buyer will be a party will not, with or without the giving of notice or the lapse of time, or both, (i) violate the organizational documents of Buyer, (ii) violate any provision of Law to which Buyer is subject, (iii) violate any Order applicable to Buyer or (iv) violate, result in a breach of or constitute a default under (or an event which might, with the passage of time or the giving of notice, or both, constitute a default), or require the Consent of any third party that has not been obtained under any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease or other agreement or obligation to which Buyer a party or by which it or they may be bound, or result in the creation or imposition of any Lien upon any assets or property of Buyer, except, in the case of clauses (ii) through (iv) of this Section 4.1(c), for violations, breaches, defaults, consents or Liens that would not, individually or in the aggregate, prohibit or materially impair or delay Buyer’s ability to consummate the Transactions.
(d)    No consent, approval or authorization of, or filing with, any Governmental Authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions, except for (i) the approval of the Neo Exchange Inc. delivered to Buyer and (ii) any such consents, approvals or authorizations of, or filings with, Governmental Authorities the failure of which to be so obtained or made would not, individually or in the aggregate, prohibit or materially impair Buyer’s ability to timely perform its obligations under the Transaction Documents to which it is a party.
(e)    One or more Affiliates of Buyer (i) are, and as of the Closing will be, duly registered, licensed and qualified as an investment adviser under the Advisers Act, in each state and/or any other jurisdiction and (ii) hold, and as of the Closing will hold, all federal, state, county, local or foreign Authorizations, in each case of clauses (i) and (ii), that are required or necessary in order for Buyer to operate the Business following the Closing as currently conducted.
4.2.    Legal Proceedings. There is no Action pending or, to the Knowledge of Buyer, threatened against Buyer by or before any Governmental Authority, arbitrator or mediator of any nature, nor is there any basis therefor, that would, individually or in the aggregate, prohibit or materially impair the ability of Buyer to timely perform their respective obligations under the Transaction Documents to which they are a party.
4.3.    Buyer Stock. The issuance and delivery of Buyer Stock at the Closing in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Buyer and, when issued as contemplated hereby, such Buyer Stock shall be duly authorized, duly and validly issued, fully paid and nonassessable. Such Buyer Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens, other than restrictions on transfer created by applicable securities Laws. Shares of Buyer Stock issued pursuant to this Agreement shall be issued pursuant to an exemption from registration under the Securities Act and shall not be transferrable without registration or pursuant to an exemption from registration under the Securities Act.
4.4.    Financial Statements. The Buyer Financial Statements are prepared in accordance with IFRS consistently applied throughout the periods covered thereby, except as may be indicated in the notes thereto and subject in the case of the unaudited financial statements to the absence of footnote disclosures and changes resulting from normal year-end adjustments for recurring accruals; and fairly presented in all material respects in accordance with IFRS the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Buyer and its consolidated subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by IFRS and applicable rules and regulations permitted by Law (but only if the effect of such adjustments would not, individually or in the aggregate, be materially adverse). Buyer does not have any liabilities other than liabilities that: (i) are reflected or reserved against in the Buyer Financial Statements (including in the notes thereto) as of the Financial Statement Date; (ii) were incurred since Financial Statement Date in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the Transactions; or (iv) would not, individually or in the aggregate, be material to Buyer. There are no material off balance sheet arrangements to which Buyer is a party or otherwise involving Buyer or any of its Subsidiaries, other than those referenced in the existing financial statements and notes thereof, as required to be provided in accordance with IFRS.
4.5.    Filings. Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Neo Exchange Inc. and Ontario Securities Commission.
4.6.    Brokers. Neither Buyer nor any of its Affiliates has retained any broker, finder, investment banking firm or financial advisor to act on its behalf in connection with the Transactions, and no other Person is or will be entitled to receive any broker’s, finder’s, investment bankers, financial advisor’s or similar fee in connection with this Agreement or any of the Transactions based upon arrangements made by or on behalf of Buyer or its Affiliates.
ARTICLE V
COVENANTS AND AGREEMENTS
5.1.    Reasonable Best Efforts; Further Assurances.
(a)    From and after the date of the Original Agreement and prior to the earlier of Closing and the Termination Date and subject to the other provisions of this Agreement, each of the Parties agrees to use reasonable best efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions. The Parties shall reasonably coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests required to consummate the Transactions. The Parties shall use reasonable best efforts to supply such assistance as may be reasonably requested by any other Party in connection with the foregoing.
(b)    Without limiting the generality of Section 5.1(a), each Party shall, and shall use commercially reasonable efforts to cause each of its Affiliates to, use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any inquiries or requests for information from Governmental Authorities, and to obtain any clearance, waiver, approval, or authorization required under any applicable Law, in each case, in order to consummate the Transactions.
(c)    The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under the Transaction Documents to which they are a party, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents and (iii) do such other acts and things, in each case, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents to which they are a party and the Transactions, including, without limitation, the execution and delivery of all instruments, documents and directions as may be required by the registrar and transfer agent of the Buyer in order to give effect to the forfeiture by the Seller Parties and cancellation by Buyer of Buyer Stock as contemplated in Section 2.4(c)(iv) and Section 7.5(c). In addition, prior to the Closing, Buyer shall engage Deloitte & Touche LLP or another independent accounting firm mutually selected by the Parties (the “Accounting Firm”) to review the Company Financial Statements as of the Financial Statement Date and to substantiate the equity position of the Company and its Subsidiaries set forth therein under GAAP and IFRS (the “Financial Statement Review”) and identify any adjustments required thereto. The Seller Parties shall promptly furnish to Buyer and the Accounting Firm all supporting documents reasonably requested by Buyer or the Accounting Firm in connection with the Financial Statement Review and promptly respond to information requests from Buyer and the Accounting Firm in connection with the Financial Statement Review. If the Financial Statement Review identifies any required adjustments to the equity position of the Company and its Subsidiaries as set forth in the Company Financial Statements as of the Financial Statement Date, the Seller Parties shall use their reasonable best efforts to make such adjustments prior to the Closing. The Seller Parties, on the one hand, and Buyer, on the other hand, shall each bear 50% of the costs of the Accounting Firm in the Financial Statement Review.
(d)    Each Party shall, and shall cause each of its Affiliates to, subject to applicable legal requirements (i) promptly notify the other Party of any material communication to that Party or any of its Affiliates from any Governmental Authority with respect to this Agreement or any other Transaction Document and the Transactions and permit the other Party to review in advance any proposed written communication to any Governmental Authority, (ii) not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry with respect to this Agreement or any other Transaction

Document and the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat, in each case, to the extent practicable, (iii) furnish the other Party with copies of all written correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions, and (iv) furnish the other Party with such information and assistance as the other Parties may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Authorities in connection with this Agreement or any other Transaction Agreement and the Transactions, including any filings necessary or appropriate under any applicable legal requirements.
(e)    Commencing on the Closing Date, each of the Seller Parties and each of their Affiliates shall, except as set forth in the last sentence of this Section 5.1(e): (i) cease all use worldwide of the name OVATION or any name substantially similar thereto; (ii) not, directly or indirectly, seek to register the name OVATION or any name substantially similar thereto; (iii) not, directly or indirectly, assign and/or grant to any third party any rights in or to the name OVATION or any name substantially similar thereto; and (iv) not, directly or indirectly, contest, challenge or object to or assert any claim (or induce or cause any third party to do any of the foregoing) in respect of any use or registration by Buyer and/or its Affiliates (including, following the Closing, the Company and the AIF Funds) of the name OVATION or any name substantially similar thereto, in connection with any goods and/or services worldwide. Notwithstanding the foregoing, Section 5.1(e)(i) shall not apply to Adviser’s, its Affiliates’ or any of their respective successors’ or assigns’ use of the name OVATION in connection with: (x) the names of the opportunity-zone funds set forth on Schedule 5.1(e); (y) the name of the business operated by the Seller Parties or their respective affiliates to provide advising, servicing and origination activities related to tax liens, or (z) the activities necessary by the Seller Parties in connection with winding down their respective affairs.
5.2.    Access and Information. Upon reasonable prior notice, each Seller Party shall, and shall instruct its Representatives to, afford reasonable access to Buyer and their Representatives, in a manner not disruptive to the operations of the Business of such Seller Party, during normal business hours and upon reasonable advance notice from the date of the Original Agreement until the Closing, to the Business Records and, to the extent solely relating to the Business or the Acquired Assets, the personnel and other Representatives of such Seller Party and, during such period, that Seller Party shall, and instruct its Representatives to, furnish promptly to Buyer and their respective Representatives all reasonably relevant information concerning the Transferred Interests, the Business and the Acquired Assets and, to the extent relating to the Transferred Interests, the Business or the Acquired Assets, the properties, personnel and other Representatives of that Seller Party and to provide copies thereof, as may reasonably be requested by Buyer.

5.3.    Conduct of Business.
(a)    Except (x) as required by applicable Law, (y) as otherwise expressly contemplated by the terms of this Agreement or (z) pursuant to the Employee Leasing Agreement, and except as Buyer may otherwise consent to in writing, the Seller Parties shall use commercially reasonable efforts to conduct the Business in all material respects in the ordinary course of business consistent with past practice.
(b)    In furtherance of and without limiting Section 5.3(a), except (x) as required by applicable Law or any Contract to which the Seller Parties, their Affiliates or the Business is subject or (y) as otherwise expressly contemplated by the terms of this Agreement, the Seller Parties shall not effect, or permit the Company to effect, any of the following prior to the Closing without the prior written consent of Buyer:
(i)    authorize for issuance, issue, sell or delivery any equity interests (including options, warrants or rights to subscribe to or purchase such equity interests) or other make any changes to the capital structure of the Company;
(ii)    split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interests of the Company;
(iii)    permit the Company, directly or indirectly, to acquire (including by merger, consolidation or acquisition of stock or assets) any Person or any division or material amount of assets thereof;
(iv)    sell, dispose of, or subject to any Lien (other than a Permitted Lien) any Transferred Interest or, other than in the ordinary course of business, any Acquired Asset;
(v)    sell, transfer, lease, license, sublicense, assign, grant preferential rights with respect to, covenant not to sue with respect to or otherwise dispose of any material assets or properties of the Company;
(vi)    make any material change in the Business inconsistent with past practices;
(vii)    change in any material respect any of the accounting principles, practices, or methods applicable to the Company, except as may be required by any Governmental Authority or to comply with GAAP (or other applicable Law);
(viii)    modify, amend, supplement, extend, waive any right under or terminate (A) the Company’s organizational documents, (B) the Existing Agreements, (C) any other AIF Fund Documentation or (D) to the extent not covered by the foregoing clauses (A) through (C), any other material Contract of the Company (other than Contracts relating to investments entered into in the ordinary course); provided, however, that Buyer shall not unreasonably withhold its consent to a request by the Seller Parties with respect to the matters governed by clause (D) and shall in any event respond to such request within five (5) Business Days;
(ix)    settle or compromise any Actions involving the Company, or agree to settle or compromise any such Actions involving the Company, other than a settlement or compromise of the CT Litigation Matter that does not impose any obligations on the Company;
(x)    permit the Company to incur any indebtedness for borrowed money other than in connection with the Whitney Line of Credit in accordance with past practices;
(xi)    permit the Company (A) to make any loans, advances or capital contributions to any Person or (B) waive any material claims or rights of, or cancel any debts owed to, it other than in the ordinary course of business with respect to the Company’s operations of the AIF Funds;
(xii)    permit the Company to waive, release, or assign any material rights or claims of the Company, other than a waiver or release of the claims asserted in the CT Litigation Matter provided that the Company likewise receives a waiver or release of any claims or counterclaims that have been or could be asserted against it;
(xiii)    make, revoke or change any entity classification or other material election relating to Taxes of the Company or settle or compromise any Tax proceeding related to the Company, file or cause to be filed any Tax Return with respect to the Company in a manner that is inconsistent with past practice, amend any Tax Return of the Company (for the avoidance of doubt, other than the 2019 Tax Return for AIF Fund 3 as previously disclosed to the Buyer) or agree to extend the statute of limitations in respect of any Taxes with respect to the Company;
(xiv)    (A) hire any employee to be an Adviser Employee, (B) terminate any Key Adviser Employee or any of Troy Ritter, Jeremy Burkhalter, Aaron Jarrett or Kevin Faucheaux or (C) adopt, sponsor, maintain, contribute or incur any liability with respect to any Benefit Plan for Adviser Employees other than in the ordinary course;
(xv)    establish, form or otherwise create any Subsidiary other than in connection with an investment made by an AIF Fund in its ordinary course;
(xvi)    make any distribution of cash;
(xvii)    commit or agree to take any of the foregoing actions in contravention to this Section 5.3(b).
(c)    Except (x) as required by applicable Law or (y) as otherwise expressly contemplated by the terms of this Agreement, the Seller Parties shall not permit any

AIF Fund to effect any of the following prior to the Closing without the prior written consent of Buyer:
(i)    split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interests of any AIF Fund other than redemptions in accordance with the organizational documents of the applicable AIF Funds; provided, that no AIF Fund shall redeem any equity interests owned by the Company or any Adviser Employee or direct or indirect equityholder of the any Seller Party or the Company;
(ii)    other than the existing classes of securities (or classes of securities authorized to be issued) in each of the AIF Funds authorize for issuance, issue, sell or delivery any equity interests (including options, warrants or rights to subscribe to or purchase such equity interests) or otherwise make any changes to the capital structure of any AIF Fund; provided that the AIF Funds shall be permitted to effect withdrawals and/or redemptions in accordance with the Existing Agreements;
(iii)    declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, equity, property or otherwise, with respect to an AIF Fund’s equity interests, other than regular quarterly cash distributions payable by an AIF Fund on a quarterly basis consistent with past practices and such AIF Fund’s investment objectives and policies as disclosed to the investors in the AIF Funds prior to the date of the Original Agreement;
(iv)    directly or indirectly acquire (including by merger, consolidation or acquisition of stock or assets) any Person or any division or material amount of assets thereof other than in its ordinary course consistent with past practices;
(v)    incur any indebtedness for borrowed money other than borrowings under the AIF Funds’ and AIF Funds Subsidiaries existing credit facilities as of the date of the Original Agreement, each as listed on Schedule 5.3(c)(v);
(vi)    modify, amend, supplement, extend, waive any right under or terminate any AIF Fund Documentation (including the Existing Agreements) of an AIF Fund or to the extent not covered by the foregoing, any other material Contract of such AIF Fund governing the operation of an AIF Fund;
(vii)    change in any material respect any of the accounting principles, practices, or methods appliable to such AIF Fund, except as may be required by any Governmental Authority or to comply with GAAP (or other applicable Law);
(viii)    make or change any entity classification or other material Tax election, change any method of Tax accounting with respect to an AIF Fund other than in the ordinary course of business, amend any Tax Return of an AIF Fund other than the 2019 Tax Return for AIF 3 as previously disclosed to the Buyer, settle or compromise any Tax audit or other proceeding relating to an amount of Taxes owed by an AIF Fund or agree to any waiver of the statute of limitations with respect to an amount of Tax owed by an AIF Fund;

(ix)    enter into a new line of business outside of an AIF Fund’s investment objective or policies;
(x)    settle or compromise any Actions against an AIF Fund, or agree to settle or compromise any such Actions; in each case other than in the ordinary course of business consistent with past practice or permit an AIF Fund to waive, release, or assign any material rights or claims;
(xi)    (A) make any loans, advances or capital contributions to any Person or (B) waive any material claims or rights of, or cancel any debts owed to, an AIF Fund;
(xii)    directly or indirectly sell, lease, license or otherwise become voluntarily subject to any Lien or otherwise dispose in whole any material assets;
(xiii)    hire any employee to be an employee of an AIF Fund or have an AIF Fund adopt, sponsor, maintain, contribute or incur any liability with respect to any Benefit Plan; or
(xiv)    commit or agree to take any of the foregoing actions in contravention to this Section 5.3(c).
(d)    Except as expressly set forth in this Agreement, nothing contained in this Agreement is intended to give Buyer or any of their respective Affiliates, directly or indirectly, the right to control or direct the Business, the ownership of the Transferred Interests or the Acquired Assets or the operation of any of the AIF Funds prior to the Closing.
5.4.    AIF Fund Matters.
(a)    Without limiting the generality of Section 5.1(a), the Seller Parties shall use reasonable best efforts to obtain, as promptly as practicable following the date of the Original Agreement, each LP Approval in each case in the manner set forth in Schedule 5.4(b). Any written notice delivered to any investor in any AIF Fund soliciting the LP Approval in connection with the Transactions shall comply in all material respects with, and be delivered in compliance with, applicable Law and the terms of any applicable Existing Agreements and applicable AIF Fund Documentation. Within five (5) Business Days following the execution of this Agreement, the Seller Party shall cause to be furnished to each limited partner of each AIF Fund a request for consent to the Transactions in a form reasonably acceptable to Buyer.
(b)    The Seller Parties shall not use, or permit any other Person to use, any material written LP Approval solicitation materials without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed.
(c)    The Seller Parties shall keep Buyer reasonably apprised of any material developments with respect to the status of the LP Approval, including by providing status reports to Buyer from time to time at Buyer’s reasonable request, which reports shall set forth the percentage of limited partner consents that have been delivered in respect of each AIF Fund as of the most recent practicable date. Upon reasonable request from Buyer, the Seller Parties shall promptly provide to Buyer copies of any material written correspondence between the Company or any Seller Party, on the one hand, and any limited partner or other investor in any AIF Fund relating to the Transactions.
5.5.    Confidentiality.
(a)    From and after the Closing, except to the extent expressly authorized by this Agreement, including Section 5.5(d), any other Transaction Document or as otherwise agreed to in writing by the Parties, the Parties agree that the receiving party (the “Receiving Party”) will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information and materials in any form (written, oral, photographic, electronic, magnetic, or otherwise), which are disclosed to it by or on behalf of another Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement (collectively, “Confidential Information”), except to the extent that such Confidential Information:
(i)    was available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(ii)    became available to the public or otherwise part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party or its Representatives in breach of this Section 5.5;
(iii)    was or is disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party who, to the knowledge of the Receiving Party, had no obligation to the Disclosing Party not to disclose such information to others; or
(iv)    was independently developed by the Receiving Party without reference to or reliance on the Confidential Information of the Disclosing Party.
(b)    The Transaction Documents (including the terms and conditions thereof) shall be the Confidential Information of the Parties. The Confidential Information shall include any information disclosed by or on behalf of the Parties prior to the date of the Original Agreement or in connection with the Closing, in each case, which was related to the Parties’ negotiations and evaluation of the transactions and agreements contemplated herein.
(c)    From and after the Closing, the terms of this Agreement shall supersede and replace any prior confidentiality obligations among the Parties or their Affiliates.
(d)    From and after the Closing, except as otherwise provided in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:

(i)    to the extent such disclosure is reasonably necessary in prosecuting or defending litigation or otherwise required by applicable Laws, court order or subpoena, Governmental Authority, self-regulatory organization or stock exchange; provided, that if a Receiving Party is required by applicable Laws or rules of any self-regulatory organization to make any such disclosure of a Disclosing Party’s Confidential Information it will (x) if permitted by applicable Laws, give reasonable advance notice to the Disclosing Party of such disclosure requirement, (y) upon the request of the Disclosing Party, use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed, and (z) only disclose that portion of the Confidential Information required to be disclosed by applicable Laws or rules of any self-regulatory organization; provided, further, that in each case, no such notice shall be required in the case of disclosure resulting from a routine inquiry by a Governmental Authority, self-regulatory authority, stock exchange or bank examiner except to the extent that such routine inquiry is specifically targeting the Disclosing Party, any of its Affiliates or the Transactions;
(ii)    to Affiliates or Representatives who need to know it and who have agreed (or are otherwise bound) to keep it confidential;
(iii)    to the extent expressly permitted under the Transaction Documents or as mutually agreed in writing by the Parties; and
(iv)    in connection with the enforcement of any right or remedy relating to any of the Transaction Documents.
(e)    In each of the above authorized disclosures, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information from the Receiving Party pursuant to Section 5.5(d)(ii) to treat such Confidential Information as required under this Section 5.5.
(f)    Each Party’s obligations with respect to another Party’s Confidential Information as provided in this Section 5.5 shall survive until the date which is the two (2) year anniversary of the Closing Date.
5.6.    Exclusivity Matters.
(a)    Each Seller Party will not (and will ensure that its partners, members and controlled Affiliates do not), directly or indirectly, initiate, solicit, negotiate, encourage, accept or otherwise pursue (including by providing information), or reach any agreement or understanding for, or otherwise attempt to consummate, any third party acquisition of (i) the assets, properties, business (including the business of managing the investment portfolio of AIF), investments or equity interests of the Company or (ii) all or any material portion of the assets, properties, businesses, investments or equity investments of any AIF Fund, in each case, whether by merger, consolidation, recapitalization, purchase or issuance of equity interests, purchase of assets or otherwise, other than the Transactions.

5.7.    Public Announcements.
(a)    Except as may be required by Law or as otherwise permitted pursuant to this Agreement, none of the Parties shall make any public statements, including any press releases, with respect to this Agreement, the Transaction Documents or the Transactions without the prior written consent of the other Parties; provided, however, that the Seller Parties may issue a press release disclosing the entry into this Agreement in a form reasonably acceptable to Buyer in connection with closing of the sale of Adviser’s business involving the acquisitions and servicing of tax liens in the State of Texas. If this Agreement or the Transactions are required by Law to be disclosed in a public statement, the Parties shall consult with each other in advance as to the contents and timing thereof, to the extent permitted by applicable Law, and the Parties shall cooperate in good faith with respect to an initial press release in a form agreed by the Parties.
(b)    Nothing herein shall prevent Buyer or its Affiliates from (i) placing customary announcements regarding the Transactions on their website, and/or (ii) disclosing the Transactions or their investment in, or information with respect to the performance of or realization on, their investment, in each case, to their investors or any prospective investors, or in other customary marketing materials.
(c)    Notwithstanding Section 5.5, each of the Seller Parties agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or court order and only to the extent required by such Law. In the event that such disclosure, availability or filing by Buyer is required by applicable Law or court order, Buyer agrees to redact such terms of this Agreement as the Seller Parties shall reasonably request, provided, however, that nothing set forth in the foregoing shall require Buyer or Seller Party to take action, or omit to take action, that its counsel advises it is necessary to comply with applicable Law and that the investor communications contemplated in Section 5.4 shall not be subject to any restrictions under this Section 5.7(c).
5.8.    Tax Matters.
(a)    The Parties agree that the Transactions shall be treated as the purchase and sale of the Acquired Assets and assets of the Company for U.S. federal (and applicable state and local) income Tax purposes. The Seller Parties shall prepare a schedule allocating the final Purchase Price (together with all assumed Liabilities and any other items treated as consideration for Tax purposes) among the assets of the Company and Acquired Assets (as determined for U.S. federal Income Tax purposes) in accordance with Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-U.S. Law) (the “Allocation Schedule”), which shall be prepared in accordance with the principles and methodology set forth on Exhibit C and the Seller Parties shall deliver the Allocation Schedule to Buyer no later than thirty (30) days after the date on which the final Purchase Price is determined. Buyer shall notify the Seller Parties within fifteen (15) Business Days after receipt thereof if it disputes the amount allocated to any asset of the

Company and/or Acquired Assets (as determined for U.S. federal Income Tax purposes) on the Allocation Schedule. If Buyer does not notify the Seller Parties of a dispute in accordance with the procedures set forth in this Section 5.8(a), Buyer shall be deemed to have agreed to the Allocation Schedule. If Buyer timely notifies the Seller Parties of a dispute in accordance with the procedures set forth in this Section 5.8(a), Buyer and the Seller Parties shall attempt to resolve the dispute in good faith. If Buyer and the Seller Parties are unable to reach agreement on or prior to the date that is thirty (30) days after the Seller Parties’ receipt of Buyer’s written notice of disagreement with the Allocation Schedule, then the items in dispute shall be submitted to an independent accounting firm. Buyer and the Seller Parties shall present their arguments to the independent accounting firm within ten (10) days of the submission of the dispute to the independent accounting firm, and the independent accounting firm shall resolve the dispute, in a fair and equitable manner, and in accordance with this Agreement and applicable Tax law, within twenty (20) days after Buyer and the Seller Parties have presented their arguments. The Allocation Schedule, as adjusted to reflect the independent accounting firm’s resolution of the dispute pursuant to this Section 5.8(a) shall be final and binding on the Parties and shall become the final allocation (“Final Allocation”). The fees, expenses and costs of the independent accounting firm shall be borne equally by Buyer and the Seller Parties. Each of Buyer and the Seller Parties shall and shall cause their respective Affiliates to, unless otherwise required by applicable Tax Law, (i) prepare and file all Tax Returns, including all IRS Forms 8594, in a manner consistent with this Section 5.8(a) and (ii) take no position in any Tax Return, Tax contest or otherwise that is inconsistent with this Section 5.8(a), except as required by applicable Law. In the event that any of the allocations set forth in the Final Allocation are disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party concerning the resolution of such dispute, and use commercially reasonable efforts to contest such dispute in a manner consistent with this Section 5.8.
(b)    Notwithstanding anything to the contrary in this Agreement, Transfer Taxes shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by the Seller Parties. The Party required by applicable Law to file shall prepare and timely file any Tax Returns required to be filed with respect to such Transfer Taxes, and promptly provide a copy of such Tax Return to the other Parties.    The Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.
(c)    Each of Buyer and the Seller Parties shall (i) provide assistance to each other Party or Parties as reasonably requested in preparing and filing Tax Returns with respect to the Company, AIF Funds, AIF Funds’ Subsidiaries, AIF Funds’ Assets, the Business and the Acquired Assets and responding to related audits or disputes with taxing authorities; (ii) make available to each other Party or Parties as reasonably requested all information, records, and documents reasonably relating to Taxes concerning the Company, AIF Funds, AIF Funds’ Subsidiaries, AIF Funds’ Assets, the Business or the Acquired Assets; (iii) retain any books and records that would reasonably be expected to be necessary or useful in connection with any preparation by any other Party or Parties of any Tax Return, or for any audit, examination, or proceeding relating to Taxes, with respect to the Company and its Subsidiaries, AIF Funds, AIF

Funds’ Subsidiaries, AIF Funds’ Assets, the Business or the Acquired Assets; and (iv) cooperate fully, as and to the extent reasonably requested by any other Party or Parties, in connection with any audit, litigation or other proceeding with respect to Taxes relating to the Company, AIF Funds, AIF Funds’ Subsidiaries, AIF Funds’ Assets, the Business or Acquired Assets.
(d)    Whenever it is necessary to determine the liability for Taxes related to the Company for a taxable period that begins on or before, and ends after, March 31, 2023 (a “Straddle Period”), the portion of such Taxes apportioned to the portion of such Straddle Period ending on March 31, 2023 shall be (i) in the case of items based on or measured by income, sales, receipts or payroll, determined based on an interim closing of the books as of the close of business on March 31, 2023 (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time), and (ii) in the case of any other items, determined on a prorated daily basis based on the number of days out of the entire Straddle Period that fall within the Pre-Closing Tax Period. The Seller Parties shall pay the portion of such Taxes allocable to the period ending on March 31, 2023, and Buyer shall pay the portion of such Taxes allocable to the period beginning on April 1, 2023. If either the Seller Parties or Buyer, as the case may be, is the Party required under the Law to pay such Taxes to the applicable Governmental Authority, then the other Party shall pay its share of such Taxes to such paying Party.
(e)    Buyer shall remit or cause to be remitted to the Seller (or if directed by the Seller Parties, to Adviser) any cash Tax refunds or credits against cash taxes otherwise payable within ten (10) Business Days of Buyer’s receipt of such refunds (or, in the case of a credit, within ten (10) Business Days after the Tax Return is filed utilizing such credit to offset a Tax liability), in each case (i) solely to the extent such refunds or credits are in respect of Taxes related to the Company or the Acquired Assets for any Pre-Closing Tax Period (other than any such refunds or credits that are in respect of Taxes attributable to a Pre-Closing Tax Period that are paid by the Buyer or its Affiliates in a post-Closing Tax period and that have not been indemnified or otherwise reimbursed by the Seller) and (ii) net of all third-party out-of-pocket expenses (including Taxes) incurred by Buyer in connection with the receipt of such refunds or credits.
5.9.    Release.
(a)    Effective as of the Closing, each Seller Party, on behalf of itself and its Affiliates and their respective successors and assigns (each, a “Seller Releasing Party”), hereby unconditionally and irrevocably and forever releases and discharges Buyer, the Company and each AIF Fund and each of their respective successors and assigns, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at law or in equity that such Seller Releasing Party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing; provided, that nothing contained in this Section 5.9(a) shall waive, release or discharge (or shall be construed as a waiver, release or discharge of) any rights under this Agreement or any other Transaction Document or any right to indemnification or contribution under the Existing Agreements or any rights available to a Seller Releasing Party under any insurance policies applicable to the Company or any AIF Fund.
(b)    Effective as of the Closing, Buyer, on behalf of itself and its Affiliates and their respective successors and assigns (each, a “Buyer Releasing Party”), hereby unconditionally and irrevocably and forever releases and discharges each Seller Party, the Company and each AIF Fund and each of their respective successors and assigns, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons (each, a “Seller Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at law or in equity that such Buyer Releasing Party ever had, now has or ever may have or claim to have against any Seller Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing; provided, that nothing contained in this Section 5.9(b) shall waive (or shall be construed as a waiver of) any rights under this Agreement or any other Transaction Document.
5.10.    Notification of Certain Matters. Subject to applicable Law, the Seller Parties shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to the Seller Parties, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Seller Parties, the Business, the Company or any AIF Fund or Buyer (b) any Action commenced or, to, in the case of the Seller Parties, the Knowledge of the Seller Parties, and, in the case of Buyer, to the Knowledge of Buyer, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the Transactions and (c) any fact, circumstance or development of which the Seller Parties or Buyer (as applicable) becomes aware that will or is reasonably likely to result in any of the conditions set forth in Article VI becoming incapable of being satisfied by the Termination Date; provided that any such notification shall not cure any breach or inaccuracy or affect the other Parties’ rights and remedies under this Agreement.
5.11.    Employee Transition.
(a)    Prior to the date of the Original Agreement, the Seller Parties have provided to Buyer a list of each of the employees of the Adviser and its Subsidiaries (including, for the avoidance of doubt, Ovation Management Services, LLC) that are providing services to the Business as of the date of the Original Agreement (the “Adviser Employees”), which list reflects each such employee’s (i) title or position, (ii) work location, (iii) current salary and annual cash bonus opportunity, (iv) overtime exempt or non-exempt status, (v) full-time or part-time status, and (vi) active or inactive status. Following the date hereof, Buyer shall use its reasonable efforts to offer, or cause one of its Affiliates to offer, employment (such employment to be effective (A) as of the Employee Transfer Date for Adviser Employees that are Specified Employees or (B) as of the Closing Date for any Adviser Employees that are not Specified Employees) to all or substantially all of the Adviser Employees that are actively employed by Adviser on the Closing Date (or, with respect to a Specified Employee, the Employee Transfer Date), which offers of employment shall include (x) a base salary or hourly wage rate and annual cash bonus opportunity amount that are, in the aggregate, substantially equivalent to the base salary or hourly wage rate and annual cash bonus opportunity amount that were in effect with respect to such Adviser Employee prior to the date hereof, (y) a work location that is the same as the work location applicable to the Adviser Employee prior to the date hereof, and (z) such other terms of employment as shall be determined in Buyer’s sole discretion. The Seller Parties shall cooperate with and assist Buyer in extending such offers of employment to the Adviser Employees. It is acknowledged and agreed that the Adviser Employees responsible for the preparation of the AIF Fund Financial Statements shall, following the Closing, be charged with signing, on behalf of the Company, any representation or attestation with respect to any period prior to the Closing in connection with the preparation of the AIF Funds’ financial statements for the fiscal year ending December 31, 2022.
(b)    Prior to the Closing (or, for a Specified Employee, the Employee Transfer Date), with respect to each defined contribution retirement plan sponsored or maintained by Adviser or any of its Affiliates (“Adviser 401(k) Plan”), Adviser shall cause each Adviser Employee to become fully vested in his or her account balance under each such Adviser 401(k) Plan. Promptly following the Closing Date (or, for a Specified Employee, the Employee Transfer Date), the Adviser shall pay to each Adviser Employee the cash value of such Adviser Employee’s sick leave, vacation or other paid time off that is accrued but which remains unused as of the Closing Date (or, for a Specified Employee, the Employee Transfer Date).
(c)    The provisions of this Section 5.11 shall be binding upon and inure solely to the benefit of the parties to this Agreement. Nothing in this Section 5.11, express or implied, shall (i) confer upon any Adviser Employee any right to employment for any duration of time or any right of such Adviser Employee (or any dependent or beneficiary thereof) to receive any compensation or benefits or (ii) alter the at-will employment relationship between any individual and Buyer or any of its Affiliates.
5.12.    Lock-Up. The Seller Parties shall not, without the prior written consent of Buyer, (a) directly or indirectly, sell, transfer, pledge, encumber, assign, hypothecate or similarly dispose of (whether by merger, disposition, operation of law or otherwise) or offer or grant any option or right or enter into any Contract with respect to the sale, transfer, assignment, or similar disposition (whether by merger, disposition, operation of law or otherwise), or publicly announce any intention to do any of the foregoing with respect to any Covered Securities or (b) enter into any transaction, including in any hedging, derivative, swap, securities lending or similar transactions, agreements, arrangements or understandings or other agreement that has the effect of transferring, in whole or in part, any of the economic consequences of ownership of the Covered Securities (the “Lock-Up”), except, in each case, for or with respect to Covered Securities that are released from the Lock-Up in accordance with the following schedule: 25% on the one-year anniversary of the Closing Date and 25% on each of the eighteen (18), twenty-four (24) and thirty (30) month anniversaries of the Closing Date (each, a “Release Date”). Following each Release Date, the Seller Parties may transfer the Covered Securities released from the Lock-Up as of such Release Date (subject, in each case, to applicable securities Laws) so long as no claim for indemnification has been made against the Seller Parties pursuant to Article VII of this Agreement with a maximum value in excess of the value of Covered Securities that remain subject to the Lock-Up (determined based on the Buyer Stock Price as of the Closing Date); provided, that for so long as any claim for indemnification against the Seller Parties remains outstanding, Covered Securities with a value equal to the maximum value of such claim (determined based on the Buyer Stock Price as of the Closing Date), subject in all respects to the limitations of liability set forth in Section 7.4, shall remain subject to the Lock-Up until the final resolution and settlement of such indemnification claim.
5.13.    Resale of Buyer Stock. In addition to the restrictions on resale in respect of the Buyer Stock issued pursuant to this Agreement as set out in Section 3.13(c):
(a)    the Seller Parties will not transfer any of the Buyer Stock issued to it in accordance with this Agreement except in accordance with applicable securities Laws in Canada, including that it will not transfer any of such Buyer Stock into Canada for four months following the Closing Date, except pursuant to an exemption from the prospectus requirements under applicable securities Laws in Canada; and
(b)    if a Seller Party transfers any of the Buyer Stock issued to it pursuant to this Agreement to any Person prior to the date that is four months following the Closing Date, such Seller Party shall ensure that such Person agrees in writing that it will not transfer any of such Buyer Stock into Canada for four months following the Closing Date, except pursuant to an exemption from the prospectus requirements under applicable securities Laws in Canada.
5.14.    Redemptions. For six months following the Closing, no Key Adviser Employee (for so long as such Key Adviser Employee is an employee of Buyer or its Affiliate) and none of Mike Rovner, Jeff Serra, Joel Katz, Howard Nirken, John Simmons, Josh Bullock or any other direct or indirect equityholder of any Seller Party, the Company (as determined prior to the Closing) or any of their Affiliates shall submit a request to redeem any equity interests in any AIF Fund.
5.15.    AIF Funds Indemnity. Buyer acknowledges that the Existing Agreements contain indemnification provisions with respect to the Seller Parties and related employees and Affiliates (collectively, the “AIF Fund Indemnified Persons”) with respect to matters arising from pre-Closing activities. Following the Closing, if an AIF Fund Indemnified Person has a claim for indemnification under the Existing Agreements (or any successor agreements), Buyer and its Affiliates shall cause the AIF Fund to indemnify such AIF Fund Indemnified Persons in accordance with the terms of the Existing Agreements. Buyer and its Affiliates will not propose any amendments or waivers to any Amended and Restated Partnership Agreements or enter into any other agreements which would affect the indemnification coverage of the AIF Fund Indemnified Persons.
5.16.    Director and Officer Indemnification.
(a)    For a period of six (6) years from the Closing Date, Buyer shall cause the Company or its successor to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance Policies on terms not less favorable to such directors and officers than the terms of such current insurance coverage; provided that, (i) Buyer may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not less favorable to such directors and officers than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Closing Date and (ii) if any claim is asserted or made within such six (6) year period (each a “Covered Claim”), any insurance required to be maintained under this Section 5.16 shall be continued in respect of such Covered Claim until the final disposition thereof.
(b)    Notwithstanding anything contained in this Agreement to the contrary, this Section 5.16 shall survive the consummation of the purchase of the Transferred Interests indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer or the Company. In the event that Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or (ii) conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall succeed to the obligations set forth in this Section 5.16.
5.17.    Reserved.
5.18.    CT Litigation Matter. Following the Closing, Seller Parties, at their sole cost and expense, shall maintain the sole control and settlement of the CT Litigation Matter for the Company, provided that the Seller Parties shall not agree to any settlement of the CT Litigation Matter that would impose any obligation on Buyer or the Company without Buyer’s and the Company’s consent, which may be granted or withheld in their sole discretion. In connection with the Seller Parties’ Actions related to the CT Litigation Matter on behalf of the Company, Buyer agrees to cooperate, and following Closing to cause the Company to cooperate, with the Seller Parties as reasonably requested by the Seller Parties, at the Seller Parties’ sole cost and expense. The Seller Parties shall pay directly when due all out of pocket costs and expenses, including attorneys’ fees, incurred by the Company or Buyer in connection with the CT Litigation Matter. Any proceeds derived from the CT Litigation Matter, whether by judgment or pursuant to a settlement involving the Company (“CT Award Proceeds”), less any unpaid or unreimbursed costs and expenses, including reasonable attorneys’ fees, incurred by the Company or Buyer in connection with the CT Litigation Matter, shall be solely for the account of the Seller

Parties and remitted to the Seller (or if directed by the Seller Parties, to Adviser) within three (3) Business Days of Buyer’s or Company’s receipt of such CT Award Proceeds.
5.19.    Whitney Line of Credit. On or prior to the Closing Date, Company shall satisfy in full the outstanding balance of the Whitney Line of Credit to the extent Whitney Bank does not permit Buyer to assume the Whitney Line of Credit on the Closing Date on terms mutually acceptable to Whitney Bank and Buyer.
5.20.    Reserved.
5.21.    Shared Services Agreement. To the extent Buyer requires the use of any products or services governed by a Contract set forth on Schedule 3.9 following the Closing Date and such use is not prohibited by such Contract, Buyer and Seller Parties shall use commercially reasonable efforts to negotiate and enter into a mutually agreed upon shared services agreement (the “Shared Services Agreement”) prior to Closing, to be effective as of Closing until such reasonable time as Buyer can directly engage such counter party to such Contract or determines that the use of such Contract is no longer necessary forth the operation of the Business.
ARTICLE VI
CONDITIONS TO CLOSING
6.1.    Mutual Conditions. The respective obligations of each Party to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of the following condition: As of the Closing, there shall be no Order enacted, issued or promulgated by any Governmental Authority to the effect that the Transactions may not be consummated as herein provided, and no proceeding or lawsuit shall be pending by any Governmental Authority for the purpose of obtaining any such Order.
ARTICLE VII
SURVIVAL AND INDEMNIFICATION
7.1.    Survival. The Parties hereto agree that the representations and warranties set forth in Article III and Article IV of this Agreement shall survive the Closing for a period beginning on the Closing Date and ending on the date that is eighteen (18) months following the Closing; provided, however, the Fundamental Representations and the representations and warranties set forth in Section 3.6 (Taxes) shall survive until the expiration of the applicable statute of limitations plus ninety (90) days. The covenants and agreements set forth herein that require performance at or prior to Closing shall survive for twelve (12) months following the Closing Date and the covenants and agreements set forth herein that require performance after the Closing shall survive in accordance with their respective terms. If notice of a potential violation or breach of any specified representation, warranty or covenant is given to the Person charged with such violation or breach during the period provided for in this Section 7.1, as applicable, such representation, warranty or covenant will continue to survive until such matter has been resolved by settlement, litigation (including all appeals related thereto) or otherwise.

7.2.    Indemnification by the Seller Parties. Subject to the terms and conditions of this Article VII, from and after the Closing Date, the Seller Parties jointly and severally shall defend, indemnify and hold harmless Buyer, its respective Affiliates and its and their respective equityholders, directors, officers, employees, agents, successors and assigns (in each case, or equivalents thereof) (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) from and against any and all Losses resulting from, based on or arising out of:
(a)    any breach of any of the Representations and Warranties of a Seller Party in Article III or in the Seller Party Bringdown Certificate;
(b)    any failure to perform or non-fulfillment of any covenant, obligation or agreement of a Seller Party to be performed under this Agreement;
(c)    any Taxes for any Pre-Closing Tax Period (i) of the Company, and (ii) imposed on the Company that are attributable to the Business, the Acquired Assets, the AIF Funds, the AIF Funds’ Subsidiaries or the AIF Funds’ Assets; or
(d)    the CT Litigation Matter.
7.3.    Indemnification by Buyer. Subject to the terms and conditions of this Article VII, from and after the Closing Date, Buyer shall indemnify and hold harmless the Seller Parties, their Affiliates and its and their respective shareholders, directors, officers, employees and agents (in each case, or equivalents thereof) (for the avoidance of doubt excluding the Company, or any AIF Fund each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against any and all Losses resulting from, based on or arising out of:
(a)    any breach of any of the Representations and Warranties of Buyer in Article IV or the Buyer Bringdown Certificate; or
(b)    any failure to perform or non-fulfillment of any covenant, obligation or agreement of Buyer to be performed under this Agreement.
7.4.    Limitations.
(a)    The Buyer Indemnified Parties shall not be entitled to indemnification for Losses pursuant to Section 7.2(a) (other than Losses with respect to Fundamental Representations or the representations and warranties set forth in Section 3.6 (Taxes) or related to Fraud) unless and until the aggregate amount of all Losses for which indemnification is sought by the Buyer Indemnified Parties pursuant to Section 7.2(a) exceeds $100,000 (the “Deductible”), in which case the Buyer Indemnified Parties shall be entitled to indemnification for the aggregate of all such Losses in excess of the Deductible; provided, further, that (A) the aggregate liability of a Seller Party under Section 7.2(a) (other than liability for a breach of the Seller Parties’ Fundamental Representations or the representations and warranties set forth in Section 3.6 (Taxes) (for which the aggregate liability of a Seller Party shall not exceed the Purchase Price Cap) or related to Fraud) shall not exceed ten percent (10%)

of the value of the Buyer Stock issued to the Seller Parties in accordance with this Agreement as of the Resolution Date (the “Cap”) and (B) subject to the preceding clause (A), the aggregate liability of a Seller Party under Section 7.2 (other than with respect to Section 7.2(c) and liability related to Fraud) shall not exceed the value of the Buyer Stock issued to the Seller Parties in accordance with this Agreement as of the Resolution Date (the “Purchase Price Cap”).
(b)    The Seller Indemnified Parties shall not be entitled to indemnification for Losses pursuant to Section 7.3(a) (other than Losses with respect to Buyer’s Fundamental Representations or related to Fraud) unless and until the aggregate amount of all Losses for which indemnification is sought by the Seller Indemnified Parties pursuant to Section 7.3(a) exceeds the Deductible, in which case the Seller Indemnified Parties shall be entitled to indemnification for the aggregate of all such Losses in excess of the Deductible; provided, further, that (A) the aggregate liability of Buyer under Section 7.3(a) (other than liability for a breach of Fundamental Representations (for which the aggregate liability of Buyer shall not exceed the Purchase Price Cap) or related to Fraud) shall not exceed the Cap and (B) subject to the preceding clause (A), the aggregate liability of Buyer under Section 7.3 (other than liability related to Fraud) shall not exceed the Purchase Price Cap.
(c)    Except with respect to claims for equitable relief pursuant to Section 9.10 or arising under the other Transaction Documents and other than claims related to Fraud, the rights of the Indemnified Parties under this Article VII shall be the sole and exclusive remedies of the Indemnified Parties after the Closing Date with respect to claims under, or otherwise relating to the Transactions.
(d)    For purposes of determining the amount of Losses or whether there has been a breach or inaccuracy in any representation or warranty in Article III or Article IV, any qualification as to “material” or “in all material respects,” “Material Adverse Effect,” or similar qualifications in any such representation or warranty shall be disregarded. Notwithstanding the foregoing, with respect to the preceding sentence, the phrase “Material Adverse Effect” shall not be disregarded for purposes of Section 3.2(b).
7.5.    Claims.
(a)    Promptly after a Party becomes aware of Losses for which indemnification may be sought under this Article VII, the Party entitled to indemnification (“Indemnified Party”) will give written notice thereof (a “Direct Claims Notice”) to the Party or Parties from whom indemnification may be sought (the “Indemnifying Parties”). The Direct Claims Notice will include a description in reasonable detail of the matter in respect of which indemnification may be sought, and will indicate the amount (estimated, if necessary) of the Losses suffered by the Indemnified Party. Failure of an Indemnified Party to promptly give notice hereunder will not affect rights to indemnification hereunder, except to the extent that such failure is actually prejudicial to the rights and obligations of the Indemnifying Party, and then only to the extent of damages caused by such failure.
(b)    All claims for indemnification made under this Agreement resulting from, related to or arising out of a third party claim against an Indemnified Party (a

“Third Party Claim”) shall be made in accordance with the following procedures. An Indemnified Party shall give prompt written notification to the Indemnifying Party (a “Third Party Claim Notice”) of the commencement of any Action relating to a Third Party Claim for which indemnification may be sought hereunder or, if earlier, upon the assertion of any such claim by a third party to the Indemnified Party in any written claim or demand, in each case, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand along with the amount (estimated, if necessary) of the Losses suffered by the Indemnified Party as a result of such Third Party Claim; provided, that the failure to timely deliver a Third Party Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. Subject to the provisions of this Section 7.5, within thirty (30) Business Days after delivery of such Third Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense with its own legal counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party admits in writing that it is responsible for such claim. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ legal counsel separate from the legal counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense, and the Indemnified Party shall not be entitled to indemnification for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless incurred at the written request of the Indemnifying Party; provided, that, subject to the limitations in this Article VII, the Indemnified Party shall be entitled to indemnification for the fees and expenses of legal counsel employed by the Indemnified Party for any period following the thirty (30) Business Day period referenced above during which the Indemnifying Party has not assumed the defense thereof. Notwithstanding the foregoing, the Indemnifying Party shall not, and shall not be entitled to, assume the defense of any Third Party Claim that (A) seeks (or threatens to seek) an injunction or other equitable relief, (B) relates to or arises in connection with any criminal proceeding or involve claims by any Governmental Authority, or (C) is one in which the Indemnified Party has been advised by outside counsel in writing that a reasonable likelihood exists of a conflict of interest exists between the Indemnifying Party and the Indemnified Party that makes joint representation inappropriate under applicable standards of professional conduct in which case the Indemnified Party shall have the right to select one separate counsel (who shall be reasonably acceptable to the Indemnifying Party) to participate in the Indemnifying Party’s defense of such third party claim or Action, with the reasonable and documented fees and expenses of such one counsel to be reimbursed by the Indemnifying Party to the extent that they relate to such Third Party Claim. If the Indemnifying Party does not, or is not permitted to, assume control of such defense, the Indemnified Party shall control such defense at the Indemnifying Party’s sole expense and the reasonable and documented out-of-pocket fees and expenses of outside legal counsel to the Indemnified Party solely in connection therewith shall be considered “Losses” for purposes of this Agreement (to the extent indemnifiable under this Article VII and subject to the limitations contained herein). The party controlling such defense shall keep the other Parties advised of the material status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the other Parties with respect thereto. The Indemnified Party shall not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party. Except with the prior written consent of the Indemnified Party, which may not be unreasonably withheld, delayed or conditioned, the Indemnifying Party shall not agree to any settlement of such Action that (i) does not include a complete release of the Indemnified Party from all liability with respect thereto, (ii) imposes any obligation on the Indemnified Party other than a payment obligation covered by the Indemnifying Party, (iii) would impose a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or (iv) would result in a finding or admission of a violation of Law by the Indemnified Party that would have an adverse effect on the Indemnified Party. For the avoidance of doubt, the Indemnifying Party may agree to any settlement that is not restricted by the criteria in clauses (i) through (iv) of the preceding sentence without the Indemnified Party’s consent. The amount of any Third Party Claim resolved pursuant to this Section 7.5(b) shall be payable by the Indemnifying Party to the Indemnified Party by wire transfer of immediately available funds or, to the extent it is a claim by the Buyer Indemnified Parties through the cancellation of shares of Buyer Stock in accordance with Section 7.4(b) and 7.5(c), as applicable.
(c)    Once a claim for indemnification under this Article VII is mutually agreed to in writing with the Indemnified Party by the Indemnifying Party, or finally adjudicated by a Governmental Authority of competent jurisdiction to be payable (the “Resolution Date”): (i) the Indemnifying Party to the extent such Indemnifying Party is the Buyer, shall wire to the Adviser, an amount equal to the agreed or finally adjudicated Losses in respect of such claim within three (3) Business Days, (ii) to the extent such Indemnifying Party is the Seller Parties and such claim is for indemnification pursuant to Section 7.2(c) or 7.2(d), the Seller Parties shall wire to Buyer an amount equal to the agreed or finally adjudicated Losses in respect of such claim within three (3) Business Days and (iii) to the extent such Indemnifying Party is the Seller Parties (and such claim is not for indemnification pursuant to Section 7.2(c) or 7.2(d)), the Buyer shall have such Losses satisfied by cancelling that number of shares of Buyer Stock with a value equal to such amount of Losses based on the Buyer Stock Price determined as of the Resolution Date and providing written notice to the Seller Parties of such cancellation, and the Seller Parties shall forfeit such number of shares of Buyer Stock for no additional consideration.
(d)    Each Party hereto shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses, and indemnification shall not be available with respect to any Losses to the extent such Losses are attributable to a failure by a Party to take reasonable steps to mitigate such Losses. No Party hereto shall be entitled to any payment, adjustment or indemnification more than once with respect to the same Losses. With respect to any indemnification claim hereunder for which an Indemnifying Party may be obligated to indemnify the Indemnified Party, the Indemnifying Party shall use commercially reasonable efforts to recover from all available insurance and rights to third-party indemnification and contribution under or to which the Indemnified Party may have a right or remedy.
7.6.    Treatment as Purchase Price Adjustment. The Parties agree that any indemnification payment made pursuant to this Article VII shall be treated as an adjustment to the Purchase Price for Tax purposes except as otherwise required by applicable Law.

ARTICLE VIII
TERMINATION
8.1.    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing solely (a) by Buyer in its sole discretion, if a fully executed Rovner Offer Letter has not been executed by November 1, 2023 and (b) by mutual written consent of the Parties.
8.2.    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the Parties shall terminate and no Party shall have any liability to the other Parties; provided, however, that (a) the second sentence of Section 2.3, Section 5.5 (Confidentiality), Section 5.7 (Public Announcements), Section 9.1 (Notices), Section 9.4 (Governing Law; Jurisdiction), Section 9.8 (Entire Agreement), Section 9.9 (Severability), this Article VIII and Article IX shall survive the termination of this Agreement and (b) nothing herein shall relieve any Party or Parties, as applicable, from any Losses resulting from any Willful Breach of this Agreement prior to such termination or for any claim related to Fraud that arose prior to such termination. Notwithstanding the foregoing, in no event shall any Party be liable for any Losses under any theory of liability (other than as a result of or related to Fraud or Willful Breach) in an amount in excess of the Purchase Price Cap.
8.3.    Reserved.
ARTICLE IX
MISCELLANEOUS
9.1.    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by email or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given and delivered when so delivered personally, or if sent by email upon such transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or if mailed by overnight courier service guaranteeing next day delivery, one Business Day after deposited with such service, or if mailed in any other way, then three (3) Business Days after mailing, as follows (or to such other address or email address as any Party shall notify the other Parties hereto in accordance with this Section 9.1), or to such other address or electronic mail address for a Party as shall be specified in a notice given in accordance with this Section 9.1:

If to Buyer:
Mount Logan Capital Inc.,
650 Madison Avenue, 23rd Floor
New York, NY 10022
Attention:    Olivier Fioroni
    Jason Roos
    Dayl Pearson
Email:    *****@*****
    *****@*****
    *****@*****
with a copy to (which shall not constitute notice):
Dechert LLP
1900 K Street, NW
Washington DC 20006
Attention:    Harry S. Pangas and
    Michael Darby
Email:    *****@*****and
    *****@*****
Wildeboer Dellelce LLP
Wildeboer Dellelce Place
365 Bay Street, Suite 800
Toronto, ON M5H 2V1
Attention:    Sanjeev Patel
Email:    *****@*****
If to Seller or Adviser:
Ovation Partners LP
1717 West 6th Street, Suite 380
Austin, Texas 78703
Attention:    Mike Rovner
Email:    *****@*****
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention:    Scott A. Moehrke and
    Christopher J. Scully
Email:    *****@*****and
    *****@*****

Dubois Bryant & Campbell, LLP
303 Colorado, Suite 2300
Austin, TX 78701
Attention:    Howard Nirken
Email:    *****@*****
9.2.    Expenses. Regardless of whether the Transactions are consummated, except as otherwise provided in this Agreement (including Section 8.3), each Party shall pay its own Expenses incurred in connection with this Agreement and the Transactions.
9.3.    Reserved.
9.4.    Governing Law; Jurisdiction. This Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to this Agreement or its negotiation, execution or performance, whether based on contract, tort, or Law (each, a “Dispute”), shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof that would require the application of the substantive Laws of another jurisdiction. The Parties hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or if such court declines to accept jurisdiction over a particular matter, any state or federal court within the state of Delaware), and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue, in connection with any Action with respect to any Dispute. In furtherance of the foregoing, each of the Parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any Action with respect to any Dispute other than in any such court and (c) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION WITH RESPECT TO ANY DISPUTE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4.
9.5.    Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of all Parties, be assigned, directly or indirectly, by operation of law or otherwise, and any attempted assignment shall be null and void; provided, that Buyer may assign, by operation of law or otherwise, in whole or in part, any or all of its rights hereunder to one or more of its Affiliates, and, effective upon the execution of this Amendment, Buyer hereby assigns its rights to purchase the Transferred Interests and the Acquired Assets under Section 2.1 to New Adviser, and New Adviser accepts such assignment; provided that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective heirs, successors, permitted assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided that the Indemnified Parties shall be express third-party beneficiaries of Article VII.
9.6.    Counterparts. This Agreement may be executed in multiple counterparts for the convenience of the Parties, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of an executed counterpart to this Agreement. The words “execution” or “signed” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Transaction Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures shall be of the same legal effect, validity and enforceability as manually executed signatures.
9.7.    Titles and Headings. The titles, captions, headings and table of contents herein are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.
9.8.    Entire Agreement. This Agreement (including the Exhibits and the Schedules), the Disclosure Schedules and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matters hereof and thereof and supersede all prior agreements and understandings between or among the Parties hereto with respect to such subject matters.
9.9.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.10.    Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the Transactions are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Party would be irreparably damaged and would have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other Parties’ obligations hereunder not only by an Action for damages but also by an Action for specific performance, temporary, preliminary, and permanent injunctive or other equitable relief (including to enforce specifically the other Parties’ obligations to consummate the Transactions) to prevent breaches or threatened breaches of any of the provisions hereof, without posting any bond or other undertaking.
9.11.    Amendments; Waiver.
(a)    This Agreement may not be amended, modified or supplemented except by a written instrument authorized and executed by each of the Parties.
(b)    Any of the terms or provisions hereof may be waived in writing at any time by the Party that is entitled to the benefits of such waived terms or provisions by a written instrument duly executed on behalf of such party. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. No waiver of any of the provisions hereof shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.
OFM II OVATION MANAGEMENT LLC
By:    OFM II Ovation, LP, its Manager
By:    Ovation Management LLC,
its General Partner
By:    /s/ Michael Rovner
Name:    Michael Rovner
Title:    Manager
OVATION PARTNERS, LP
By:    Ovation Management LLC,
its General Partner
By:    /s/ Michael Rovner
Name:    Michael Rovner
Title:    Manager
[Signatures Continued on the Following Page]

[Signature Page to Amendment to Purchase Agreement]

MOUNT LOGAN CAPITAL INC.
By:    /s/ Edward Goldthorpe
Name:    Edward Goldthorpe
Title:    Authorized Signatory
MOUNT LOGAN MANAGEMENT, LLC
By:    /s/ Edward Goldthorpe
Name:    Edward Goldthorpe
Title:    Authorized Signatory

[Signature Page to Amendment to Purchase Agreement]

Solely for purposes of Section 5.14
/s/ Melissa McCarthy
Melissa McCarthy
/s/ Mike Rovner
Mike Rovner
/s/ Anna Jones
Anna Jones
/s/ Josh Bullock
Josh Bullock
/s/ Jeff Serra
Jeff Serra
/s/ Joel Katz
Joel Katz
/s/Howard Nirken
Howard Nirken
/s/ John Simmons
John Simmons
[Signature Page to Amendment to Purchase Agreement]